Exhibit 10.2

EXECUTION VERSION

Amendment and Restatement Agreement

Chaucer Holdings plc

As Account Party

Barclays Bank PLC, Lloyds Bank plc and The Royal Bank of Scotland plc

As Mandated Lead Arrangers

Lloyds Bank plc

As Bookrunner

Lloyds Bank plc

As Facility Agent

Lloyds Bank plc

As Security Agent

relating to a standby letter of credit facility

agreement dated 28 November 2011

15 November 2013

THIS AMENDMENT AND RESTATEMENT AGREEMENT is made on 15 November 2013

BETWEEN:

(1)	CHAUCER HOLDINGS PLC, a company incorporated in England and Wales with company number 02847982 (the “Account Party”);

(2)	THE COMPANIES listed in schedule 2 as existing obligors (the “Existing Obligors”);

(3)	BARCLAYS BANK PLC, LLOYDS BANK PLC and THE ROYAL BANK OF SCOTLAND PLC as mandated lead arrangers (the “Arrangers”);

(4)	LLOYDS BANK PLC as bookrunner (the “Bookrunner”);

(5)	THE FINANCIAL INSTITUTIONS listed in schedule 1 as original lenders (the “Original Lenders”);

(6)	LLOYDS BANK PLC as provider of the Overdraft Facility (the “Overdraft Provider”);

(7)	LLOYDS BANK PLC as agent of the other Finance Parties (the “Facility Agent”); and

(8)	LLOYDS BANK PLC as security agent of the other Secured Parties (the “Security Agent”).

WHEREAS:

(A)	The parties to this agreement entered into a standby letter of credit facility agreement dated 28 November 2011 under which the Lenders made available to the Account Party a $180,000,000 facility (the “Standby Letter of Credit Facility Agreement”).

(B)	The parties to this agreement have agreed to enter into this agreement in order to amend and restate the terms of the Standby Letter of Credit Facility Agreement in the manner set out below.

THE PARTIES AGREE AS FOLLOWS:

1.	INTERPRETATION

1.1	Definitions

Unless a contrary intention appears in this agreement, any word or expression defined in the Standby Letter of Credit Facility Agreement will have the same meaning when it is used in this agreement.

In this agreement:

“Amended and Restated Standby Letter of Credit Facility Agreement” means the Standby Letter of Credit Facility Agreement as amended and restated in accordance with this agreement in the form set out in schedule 4;

“Effective Date” means the date on which the Facility Agent notifies the Account Party that all the conditions precedent listed in schedule 3 have been fulfilled to its satisfaction; and

“New Deed of Priority” means the “Deed of Priority” as that term is defined in the Amended and Restated Standby Letter of Credit Facility Agreement;

“New Charge Over Account” means the “Charge Over Account” as that term is defined in the Amended and Restated Standby Letter of Credit Facility Agreement;

“New FAL Providers Deed” means the “FAL Providers Deed” as that term is defined in the Amended and Restated Standby Letter of Credit Agreement;

“New Finance Documents” means:

(a)	this agreement;

(b)	the New Parent Guarantee;

(c)	the New Deed of Priority;

(d)	the New Charge Over Account; and

(e)	the Participation Fee Letter;

“New Letter of Comfort” means the “Letter of Comfort” as that term is defined in the Amended and Restated Standby Letter of Credit Agreement;

“New Parent Guarantee” means the “Parent Guarantee” as that term is defined in the Amended and Restated Standby Letter of Credit Agreement;

“Participation Fee Letter” means the participation fee letter dated on or about the date of this agreement between the Agent and the Account Party setting out the terms of the participation fee referred to in clause 4.1 (Participation Fee); and

“Refinancing Financial Statements” means the “Refinancing Financial Statements” as that term is defined in the Amended and Restated Standby Letter of Credit Agreement.

1.2	Construction

Clause 1.2 (Construction) of the Standby Letter of Credit Facility Agreement will be deemed to be set out in full in this agreement, but as if references in that clause to the Standby Letter of Credit Facility Agreement were references to this agreement.

2.	AMENDMENT AND RESTATEMENT OF STANDBY LETTER OF CREDIT FACILITY AGREEMENT

2.1	Amendment and Restatement

(a)	The Standby Letter of Credit Facility Agreement will, with effect from (and including) the Effective Date, be amended and restated in the form set out in schedule 4 so that the rights and obligations of the parties to this agreement relating to their performance under the Standby Letter of Credit Facility Agreement from (and including) the Effective Date shall be governed by, and construed in accordance with, the terms of the Amended and Restated Standby Letter of Credit Facility Agreement.

(b)	The parties to this agreement agree that, with effect from (and including) the Effective Date, they shall have the rights and take on the obligations ascribed to them under the Amended and Restated Standby Letter of Credit Facility Agreement.

(c)

Notwithstanding any other term of the Amended and Restated Standby Letter of Credit Facility Agreement, the parties to this agreement agree that the letter referred to in schedule 3 paragraph 6.2 of this agreement (the “LC Amendment Request Letter”) shall be deemed to be a Utilisation Request for the purposes of the Amended and Restated Standby Letter of Credit Facility Agreement and that accordingly the Facility Agent will arrange for the delivery of the letter and the revocation notice to The Society and Council of Lloyd’s in the forms attached to the

LC Amendment Request Letter on the date specified in the LC Amendment Request Letter (such date to occur no earlier than the Effective Date) in accordance with clause 6.6(b) of the Amended and Restated Standby Letter of Credit Facility Agreement. With effect from the date of delivery of such letter and revocation notice, all references in the Amended and Restated Standby Letter of Credit Facility Agreement to the Letter of Credit no. SBYB111000556 will be to such Letter of Credit as amended pursuant to such letter and revocation notice.

2.2	Effective Date

(a)	The Facility Agent will notify the Account Party and the Lenders promptly when the Effective Date occurs.

(b)	If the Effective Date has not occurred by 27 November 2013 (or any later date which the Facility Agent and the Account Party may agree), then clauses 2.1 (Amendment and Restatement) and 3 (Status of Documents) will lapse and none of the amendments recorded in clause 2.1 (Amendment and Restatement) will take effect.

3.	STATUS OF DOCUMENTS

3.1	Continuing Obligations

(a)	Except as varied by the terms of this agreement, the Standby Letter of Credit Facility Agreement and the other Finance Documents will remain in full force and effect. Each party to this agreement reconfirms all of its obligations under the Standby Letter of Credit Facility Agreement (as amended and restated by this agreement) and under the other Finance Documents.

(b)	Any reference in the Finance Documents to the Standby Letter of Credit Facility Agreement or to any provision of the Standby Letter of Credit Facility Agreement will be construed as a reference to the Standby Letter of Credit Facility Agreement, or that provision, as amended and restated by this agreement.

3.2	Finance Document

Each of the New Finance Documents will constitute a Finance Document for the purposes of the Amended and Restated Standby Letter of Credit Facility Agreement.

3.3	Guarantee Confirmation

Each Guarantor confirms and agrees that with effect from (and including) the Effective Date, the guarantees and indemnities set out in clause 21 (Guarantee and Indemnity) of the Amended and Restated Standby Letter of Credit Facility Agreement shall apply and extend to the obligations of each Obligor under the Finance Documents (as defined in the Amended and Restated Standby Letter of Credit Facility Agreement) subject to the guarantee limitations set out in clause 21.11 (Guarantee Limitations) of the Amended and Restated Standby Letter of Credit Facility Agreement.

4.	FEES AND TRANSACTION EXPENSES

4.1	Participation Fee

The Account Party shall pay to the Agent (for the account of each Lender pro rata to its Commitments) a participation fee in the amount and at the times agreed in the Participation Fee Letter.

4.2	Transaction Expenses

The Account Party will on demand pay to the Facility Agent and the Arrangers the amount of all costs and expenses (including legal fees and other out-of-pocket expenses and any value added tax or other similar tax thereon) reasonably incurred by any of the Facility Agent, the Security Agent or the Arrangers in connection with the negotiation, preparation, execution and completion of this agreement and all documents, matters and things referred to in, or incidental to, this agreement.

5.	REPRESENTATIONS AND WARRANTIES

5.1	Reliance

Each Obligor represents and warrants as set out in the following provisions of this clause 5 and acknowledges that each Finance Party has entered into this agreement and has agreed to the amendment and restatement effected by this agreement in full reliance on those representations and warranties.

5.2	Power and Authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into and performance of the New Finance Documents and the transactions contemplated by the New Finance Documents.

5.3	Non-conflict with Other Obligations

The entry into and performance by it of, and the transactions contemplated by, the New Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its and each of its Subsidiaries’ constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets.

5.4	Binding Obligations

The obligations expressed to be assumed by it in the New Finance Documents are, subject to the Legal Reservations, legal, valid, binding and enforceable obligations.

5.5	Validity and Admissibility in Evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations under the New Finance Documents; and

(b)	to make the New Finance Documents admissible in evidence in its jurisdiction of incorporation and in the courts of England, have been obtained or effected and are in full force and effect.

5.6	Repetition

(a)	The representations and warranties in this clause 5 are made on the date of this agreement and shall be deemed to be repeated on the Effective Date by reference to the facts and circumstances existing on that date.

(b)	The representations and warranties in clause 22 (Representations) of the Amended and Restated Standby Letter of Credit Agreement are deemed to be repeated by each Obligor on the date of this agreement and the Effective Date, in each case by reference to the facts and circumstances existing on that date.

6.	MISCELLANEOUS

6.1	Invalidity of any Provision

If any provision of this agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

6.2	Counterparts

This agreement may be executed in any number of counterparts and all of those counterparts taken together will be deemed to constitute one and the same instrument.

6.3	Third Party Rights

The Contracts (Rights of Third Parties) Act 1999 shall not apply to this agreement and no person other than the parties to this agreement shall have any rights under it.

7.	GOVERNING LAW AND SUBMISSION TO JURISDICTION

7.1	Governing Law

This agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

7.2	Jurisdiction of English Courts

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this agreement (including a dispute regarding the existence, validity or termination of this agreement or any non-contractual obligation arising out of or in connection with this agreement) (a “Dispute”).

(b)	The parties to this agreement agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

IN WITNESS whereof this agreement has been duly executed on the date first above written.

SCHEDULE 1

Original Lenders

Lloyds Bank plc

Barclays Bank PLC

The Royal Bank of Scotland plc

SCHEDULE 2

Existing Obligors

Name of Original Guarantor	Jurisdiction of Incorporation	Registration number (or equivalent, if any)

The Hanover Insurance International Holdings Limited (previously known as 440 Tessera Limited)	England and Wales	07606589

Chaucer Corporate Capital (No. 2) Limited	England and Wales	03099078

Chaucer Corporate Capital (No. 3) Limited	England and Wales	05203226

SCHEDULE 3

[Schedule 3 omitted]

SCHEDULE 4

Amended and Restated Standby Letter of Credit Facility Agreement

AGREED FORM

Standby Letter of Credit Facility

Chaucer Holdings plc

As Account Party

Barclays Bank PLC, Lloyds Bank plc and The Royal Bank of Scotland plc

As Mandated Lead Arrangers

Lloyds Bank plc

As Bookrunner

Lloyds Bank plc

As Facility Agent

Lloyds Bank plc

As Security Agent

Dated 28 November 2011 (as amended

and restated pursuant to an amendment and

restatement agreement dated 15 November 2013)

Part 2 - Conditions Precedent Required to be Delivered by an Additional Guarantor	101
SCHEDULE 3	102
Utilisation Request	102
SCHEDULE 4	103
Form of Letter of Credit	103
SCHEDULE 5	108
Letter of Comfort	108
SCHEDULE 6	111
Form of Transfer Certificate	111
SCHEDULE 7	113
Form of Assignment Agreement	113
THE SCHEDULE	114
SCHEDULE 8	116
Form of Accession Letter	116
Part 1 - Form of Guarantor Accession Letter	116
Part 2 – Form of New Lender Accession Letter	117
SCHEDULE 9	118
Form of Resignation Letter	118
SCHEDULE 10	119
Form of Compliance Certificate	119
SCHEDULE 11	120
Form of Parent Compliance Certificate	120
SCHEDULE 12	126
LMA Form of Confidentiality Undertaking	126
SCHEDULE 13	131
Form of Facility Extension Request	131

THIS AGREEMENT is made on 28 November 2011, as amended and restated pursuant to an amendment and restatement agreement dated 15 November 2013.

BETWEEN:

(1)	CHAUCER HOLDINGS PLC, a company incorporated in England and Wales with company number 02847982 (the “Account Party”);

(2)	THE COMPANIES listed in part 1 of schedule 1 (The Original Parties) as original guarantors (the “Original Guarantors”);

(3)	BARCLAYS BANK PLC, LLOYDS BANK PLC and THE ROYAL BANK OF SCOTLAND PLC as mandated lead arrangers (the “Arrangers”);

(4)	LLOYDS BANK PLC as bookrunner (the “Bookrunner”);

(5)	THE FINANCIAL INSTITUTIONS listed in part 2 of schedule 1 (The Original Parties) as lenders (the “Original Lenders”);

(6)	LLOYDS BANK PLC as provider of the Overdraft Facility (the “Overdraft Provider”);

(7)	LLOYDS BANK PLC as agent of the other Finance Parties (the “Facility Agent”); and

(8)	LLOYDS BANK PLC as security agent of the other Secured Parties (the “Security Agent”).

THE PARTIES AGREE AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this agreement:

“Accession Date” means, in relation to an accession by a New Lender pursuant to clauses 7 (Extension of the Facility) and 27 (Changes to the Lenders), the later of:

(a)	the proposed Accession Date specified in the relevant Accession Letter; and

(b)	the date on which the Facility Agent executes the relevant Accession Letter;

“Accession Letter” means:

(a)	in respect of a proposed Additional Guarantor, a document substantially in the form set out in part 1 of schedule 8 (Form of Guarantor Accession Letter); or

(b)	in respect of any proposed New Lender pursuant to clause 7 (Extension of the Facility) a document substantially in the form set out in part 2 of schedule 8 (Form of New Lender Accession Letter);

“Account Party Group” means the Account Party, each of its Subsidiaries for the time being and HIIH;

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with clause 28 (Changes to the Obligors);

“Affiliate” means:

(a)	in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company; and

(b)	in relation to The Royal Bank of Scotland plc, shall include The Royal Bank of Scotland N.V. and each of its subsidiaries or subsidiary undertakings but shall not include:

(i)	the UK Government or any member or instrumentality thereof, including Her Majesty’s Treasury and UK Financial Investments Limited (or any directors, officers, employees or entities thereof); or

(ii)	any persons or entities controlled by or under common control with the UK Government or any member or instrumentality thereof (including Her Majesty’s Treasury and UK Financial Investments Limited) which are not part of The Royal Bank of Scotland Group plc and its subsidiary or subsidiary undertakings (including The Royal Bank of Scotland N.V. and each of its subsidiary or subsidiary undertakings);

“Amendment and Restatement Agreement” means the amendment and restatement agreement dated on or about 15 November 2013 relating to this agreement and made between, among others, the Account Party, the Original Guarantors, the Arrangers, the Bookrunner, the Original Lenders, the Overdraft Provider, the Facility Agent and the Security Agent;

“Approved Credit Institution” means a credit institution within the meaning of the Council Directive on the co-ordination of laws, regulations and administrative provisions relating to the taking up and pursuit of the business of credit institutions (No. 2006/48/EC) which has been approved by the Council of Lloyd’s for the purpose of providing guarantees and issuing or confirming letters of credit comprising a Member’s Funds at Lloyd’s;

“Approved New Lender” has the meaning given to it in clause 7(e) (Extension of the Facility);

“Assignment Agreement” means an agreement substantially in the form set out in schedule 7 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee;

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration;

“Authorised Signatory” means, in relation to any Obligor, any person who is duly authorised (in such manner as may be reasonably acceptable to the Facility Agent) and in respect of whom the Facility Agent has received a certificate signed by a director or authorised officer of that Obligor setting out the name and signature of that person and confirming that person’s authority to act;

“Authority” means any of the European Union, Her Majesty’s Treasury of the United Kingdom or the United States government including OFAC or the U.S. Department of State;

“Availability Period” means the period from and including the Effective Date to and including 31 December 2014;

“Available Commitment” means, in relation to a Lender at any time and save as otherwise provided in this agreement, its Commitment minus:

(a)	the amount of its participation in the Outstandings at that time; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any other Utilisations that are due to be made on or before the proposed Utilisation Date.

For the purposes of calculating a Lender’s Available Commitment in relation to any proposed Utilisation, the amount of that Lender’s participation in any Letter of Credit that is due to expire or be returned as cancelled on or before the proposed Utilisation Date shall not be deducted from a Lender’s Commitments;

“Available Facility” means, at any time, the aggregate of the Available Commitments of the Lenders;

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London;

“Cash Collateral” means, in relation to a Letter of Credit or (as applicable) any Lender’s Proportion of a Letter of Credit, a cash deposit in the Specified Account and “Cash Collateralised” shall be construed accordingly;

“Change in Control” means any of the following events:

(a)	any “person” or “group” (as such terms are used for purposes of sections 13(d) and 14(d) of the Securities Exchange Act of 1934, whether or not applicable, except that for purposes of this paragraph (a) such person or group shall be deemed to have “beneficial ownership” of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 promulgated pursuant to said Act), directly or indirectly, of more than 35 per cent. of the Voting Shares of the Parent; or

(b)	during any period of 25 consecutive calendar months, a majority of the board of directors of the Parent shall no longer be composed of individuals (i) who were members of said board on the first day of such period or (ii) whose election or nomination to said board was approved by a majority of the board of the directors of the Parent, which members comprising such majority were either the individuals referred to in sub-clause (i) in this paragraph (b) or whose election or nomination was previously so approved;

“Charge Over Account” means the charge over account dated on or about the date of the Amendment and Restatement Agreement and executed by the Account Party and the Security Agent pursuant to which a charge is granted by the Account Party to the Security Agent in respect of the Specified Account;

“Charged Property” means all of the assets which from time to time are, or are expressed to be, the subject of the Security;

“Chaucer Names” means Chaucer No. 2 and Chaucer No. 3, and “Chaucer Name” means either one of them;

“Chaucer No. 2” means Chaucer Corporate Capital (No. 2) Limited, a company incorporated in England and Wales with registered number 03099078;

“Chaucer No. 3” means Chaucer Corporate Capital (No. 3) Limited, a company incorporated in England and Wales with registered number 05203226;

“Code” means the US Internal Revenue Code of 1986;

“Commencement Date” means, in relation to any Letter of Credit, the date as and from which the Lenders’ liabilities (whether actual or contingent) under that Letter of Credit start to accrue;

“Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in part 2 of schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this agreement or assumed by it pursuant to clause 7 (Extension of the Facility); and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this agreement or assumed by it pursuant to clause 7 (Extension of the Facility),

to the extent not cancelled, reduced or transferred by it under this agreement;

“Compliance Certificate” means a certificate substantially in the form set out in schedule 10 (Form of Compliance Certificate);

“Confidential Information” means all information relating to the Parent, the Account Party, any Guarantor, the Group, the Account Party Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of clause 41 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality;

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA as set out in schedule 12 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Account Party and the Facility Agent;

“Corporate Member” means a corporate member of Lloyd’s;

“Corporate Member’s Deed” means Lloyd’s Security and Trust Deed or such other deed or document as Lloyd’s may from time to time require each Chaucer Name (being or having applied to become a Member) to execute and deliver for the purposes of providing a Lloyd’s Deposit;

“CTA” means the Corporation Tax Act 2009;

“Debt Rating” means, as of any date of determination, the rating of the Parent’s senior, unsecured, non-credit enhanced, long-term debt obligations then outstanding most recently announced by Standard & Poor’s and Moody’s, provided that:

(a)	if the respective Debt Ratings issued by the foregoing rating agencies differ by one level, then the Pricing Level (as set out in the table in the definition of “L/C Commission Rate” below) for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 4 being the lowest);

(b)	if there is a split in Debt Ratings of more than one level, then the Pricing Level that is one level lower than the Pricing Level of the higher Debt Rating shall apply;

(c)	if the Parent has only one Debt Rating, the Pricing Level for that Debt Rating shall apply;

(d)	if the Parent does not have any Debt Rating, Pricing Level 4 shall apply; and

(e)	if the rating system of Standard & Poor’s and Moody’s shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Parent and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Pricing Level shall be determined by reference to the rating most recently in effect prior to such change or cessation;

“Deed of Priority” means the deed of priority dated on or about the date of the Amendment and Restatement Agreement between the Security Agent, the Account Party and Lloyd’s;

“Default” means an Event of Default or any event or circumstance specified in clause 26 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default;

“Defaulting Lender” means any Lender:

(a)	which has rescinded or repudiated a Finance Document; or

(b)	with respect to which an Insolvency Event has occurred and is continuing;

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent;

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted;

“Effective Date” has the meaning given to that term in the Amendment and Restatement Agreement;

“Encumbrance” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect;

“ERISA Event” has the meaning given to it in the Parent Guarantee;

“Equity Interests” has the meaning given to it in the Parent Guarantee;

“Event of Default” means any event or circumstance specified as such in clause 26 (Events of Default);

“Existing Facility Agreement” means the £90,000,000 standby letter of credit facility agreement dated 28 November 2010 as amended on 28 February 2011, between, amongst others, the Account Party and Lloyds TSB Bank plc (now known as Lloyds Bank plc);

“Expiry Date” means, in relation to any Letter of Credit, the date on which the maximum aggregate liability thereunder is reduced to zero;

“Extreme Stress Scenario” means an extreme event which is not a Realistic Disaster Scenario and which falls outside the guidelines issued by Lloyd’s’ Franchise Performance Directorate department;

“Facility” means the Sterling letter of credit facility granted to the Account Party in this agreement;

“Facility Extension” means the exercising by the Account Party of the option to increase the Total Commitments of the Facility by up to the Facility Extension Amount in accordance with clause 7 (Extension of the Facility);

“Facility Extension Amount” means an additional amount of up to £65,000,000;

“Facility Extension Request” means a request in the form set out in schedule 13 (Form of Facility Extension Request);

“Facility Office” means the office or offices notified by a Finance Party to the Facility Agent in writing on or before the date it becomes a Finance Party (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this agreement;

“FAL Providers Deed” means the FAL providers deed dated on or around the date of the Amendment and Restatement Agreement between the Facility Agent, the Account Party, the Chaucer Names and Flagstone Reassurance Suisse SA – Bermuda Branch;

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)	any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this agreement;

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA;

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction;

“FCA” means the Financial Conduct Authority in the United Kingdom and any regulatory body which succeeds to one or more of the functions and/or duties performed by it as at the date of the Amendment and Restatement Agreement;

“Fee Letter” means any letter or letters dated on or about the date of this agreement between the Arrangers and the Account Party (or the Facility Agent and the Account Party or the Security Agent and the Account Party) setting out any of the fees referred to in clause 12 (Commission and Fees);

“Finance Document” means this agreement, any Fee Letter, any Accession Letter, any Resignation Letter, each Compliance Certificate, the Mandate Letter, the Refinancing Mandate Letter, each Utilisation Request, a Facility Extension Request, the Security Documents, the Parent Guarantee, the Deed of Priority and any other document designated as such by the Facility Agent and the Account Party;

“Finance Party” means the Facility Agent, the Security Agent, an Arranger or a Lender;

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	Indebtedness for Borrowed Money;

(b)	any documentary or standby letter of credit facility or performance bond facility;

(c)

any interest rate swap, currency swap, forward foreign exchange transaction, cap, floor, collar or option transaction or any other treasury transaction or any combination thereof or any other transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and the amount of the Financial Indebtedness in relation to any such transaction shall be calculated by reference to the mark-to-market valuation of such transaction at the relevant time); and

(d)	any guarantee or indemnity for any of the items referred to in paragraphs (a) to (c) above;

“Funds at Lloyd’s” or “FAL” has the meaning given in paragraph 16 of the Membership Byelaw (No. 5 of 2005);

“GAAP” means generally accepted accounting principles in the United Kingdom, including IFRS;

“General Prudential Sourcebook” means the General Prudential Sourcebook for Banks, Building Societies, Insurers and Investment Firms (as amended and replaced from time to time), which forms part of the Handbook;

“Group” means the Parent and each of its Subsidiaries (as defined in the Parent Guarantee) for the time being;

“Group Obligor” means the Parent or an Obligor;

“Guaranteed Documents” means the Finance Documents and the Overdraft Letter;

“Guaranteed Finance Parties” means the Finance Parties and the Overdraft Provider;

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with clause 28 (Changes to the Obligors);

“Handbook” means the PRA Handbook of Rules and Guidance or the FCA Handbook of Rules and Guidance, as applicable (each as amended from time to time);

“Hanover Credit Agreement” means the $200,000,000 credit agreement dated on or about the date of the Amendment and Restatement Agreement between, amongst others, the Parent as borrower, JPMorgan Chase Bank, N.A., as administrative agent, Wells Fargo Bank, National Association and Lloyds Bank plc as co-syndication agents and Branch Banking and Trust Company and Barclays Bank PLC as co-documentation agents;

“HIIH” means The Hanover Insurance International Holdings Limited (previously known as 440 Tessera Limited), a company incorporated in England and Wales with company number 7606589;

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary;

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements;

“Impaired Agent” means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for that payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) of the definition of Defaulting Lender; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent;

“Indebtedness for Borrowed Money” means any indebtedness (other than such indebtedness incurred by a Managed Syndicate as a result of a Syndicate Arrangement) for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any agreement or option to re-acquire on asset if one of primary reasons for entering into such agreement or option is to raise finance;

(g)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(h)	any redeemable preference share;

(i)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing; and

(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) (inclusive) above;

“Insolvency Event” means, in relation to a Finance Party:

(a)	any receiver, administrative receiver, administrator, liquidator, bank liquidator, bank administrator, compulsory manager or other similar officer is appointed in respect of that Finance Party or all or substantially all of its assets;

(b)	that Finance Party is subject to any event which has an analogous effect to any of the events specified in paragraph (a) above under the applicable laws of any jurisdiction; or

(c)	that Finance Party suspends making payments on all or substantially all of its debts or publicly announces an intention to do so;

“INSPRU” means the Prudential Sourcebook for Insurers (as amended and replaced from time to time), which forms part of the Handbook;

“Interest Period” means, save as otherwise provided herein, in relation to an Unpaid Sum, any of those periods mentioned in clause 19.1 (Default Interest Periods);

“Interpolated Screen Rate” means, in relation to LIBOR for any Utilisation, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Term of that Utilisation; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Term of that Utilisation,

each as of 11.00 a.m. on the Quotation Day for the currency of that Utilisation;

“ITA” means the Income Tax Act 2007;

“L/C Commission Rate” means:

(a)	in relation to the portion of any Letter of Credit that is not Cash Collateralised, the rate per annum set out opposite the applicable Debt Rating in the table below:

Pricing Level	Debt Rating (S&P/Moody’s)	L/C Commission Rate

1	BBB+ / Baa1 or above	1.375 per cent

2	BBB / Baa2	1.50 per cent

3	BBB- / Baa3	1.625 per cent

4	BB+ / Ba1 or below	1.75 per cent

provided that any change in the applicable L/C Commission Rate resulting from a publicly announced change in the Debt Rating shall be effective on the date on which the relevant change in such Debt Rating is first announced by Standard & Poor’s or Moody’s, as the case may be; and

(b)	in relation to any portion of any Letter of Credit that is Cash Collateralised, 0.275 per cent per annum;

“Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under applicable statutes of limitation, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any jurisdiction of incorporation of any Obligor; and

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion delivered pursuant to clause 5 (Conditions of Utilisation) or clause 28 (Changes to the Obligors);

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with clause 27 (Changes to the Lenders), which in each case has not ceased to be a Party in accordance with the terms of this agreement;

“Letter of Comfort” means a letter of comfort from Lloyd’s to the Account Party in substantially the form set out in schedule 5 (Letter of Comfort) or in such other form as may be agreed between the Facility Agent and the Account Party in order to procure the execution of that letter by Lloyd’s;

“Letter of Credit” means a letter of credit issued or to be issued pursuant to clause 6 (Utilisation) substantially in the form set out in schedule 4 (Form of Letter of Credit);

“LIBOR” means, in relation to any Unpaid Sum:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or Interest Period) the Interpolated Screen Rate; or

(c)	if:

(i)	no Screen Rate is available for the currency of that Unpaid Sum; and

(ii)	no Screen Rate is available for the Interest Period and it is not possible to calculate an Interpolated Screen Rate,

the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the Relevant Interbank Market, as at 11.00 a.m. on the Quotation Day for the currency of that Unpaid Sum and for a period comparable to the Interest Period for that Unpaid Sum and, if any such rate is below zero, LIBOR will be deemed to be zero;

“Lloyd’s” means the Society incorporated by Lloyd’s Act 1871 by the name of Lloyd’s;

“Lloyd’s Deposit” has the meaning given in the Definitions Byelaw (No. 7 of 2005);

“Lloyd’s Syndicate Accounting Rules” means the Lloyd’s syndicate accounting rules within the meaning of the Definitions Byelaw (No. 7 of 2005);

“LMA” means the Loan Market Association;

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate at least 66 2⁄3 per cent of the Total Commitments (or, if the Commitments have been reduced to zero, aggregated at least 66 2⁄3 per cent of the Commitments immediately prior to the reduction);

“Managed Syndicate” means:

(a)	any one of Syndicate 1084, Syndicate 1176, Syndicate 4000; and

(b)	any other Syndicate at Lloyd’s managed by the Managing Agent and through which a Chaucer Name underwrites business at Lloyd’s of more than ten per cent of the aggregate underwriting risk in respect of all such Syndicates;

“Managing Agent” means Chaucer Syndicates Limited, a company incorporated in England and Wales with company number 00184915;

“Mandate Letter” means the mandate letter dated on or about the date of this agreement from the Arrangers to the Parent;

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, financial condition or results of operations of the Group (taken as a whole);

(b)	the ability of any Group Obligor to perform or comply with its payment obligations under the Finance Documents (taking into account the existence of the guarantee contained in clause 21 (Guarantee and Indemnity) and the guarantee contained in section 2.01 (The Guaranty) of the Parent Guarantee);

(c)	the ability of the Parent to comply with its financial covenant obligations under section 4.03 (Financial Covenants) of the Parent Guarantee or the Account Party to comply with its financial covenant obligations under clause 24.1 (Financial Condition of the Account Party);

(d)	the ability of the Group Obligors, taken as a whole, to perform any of their other obligations under the Finance Documents not referred to in paragraph (b) or (c) above; or

(e)	the legality, validity or enforceability of any Finance Document;

“Material Company” means, at any time:

(a)	an Obligor;

(b)	a member of the Group (other than the Parent and Chaucer Syndicates Limited) that holds shares in an Obligor; or

(c)	a Subsidiary of the Account Party (other than Chaucer Syndicates Limited) which has profit before tax representing five per cent or more of consolidated profit before tax of the Account Party Group or has gross assets representing five per cent or more of the gross assets of the Account Party Group, calculated on a consolidated basis.

Compliance with the conditions set out in paragraph (c) above shall be determined by reference to the latest annual financial statements of that Subsidiary (consolidated in the case of a Subsidiary which itself has Subsidiaries) and the latest annual consolidated financial statements of the Account Party Group delivered pursuant to clause 23.1(a) (Financial Statements of the Account Party Group) or clause 23.1(b) (Financial Statements of the Account Party Group). However, if a Subsidiary has been acquired since the date as at which the latest consolidated financial statements of the Account Party Group were prepared, the financial statements shall be deemed to be adjusted in order to take into account the acquisition of that Subsidiary;

A report by the auditors of the Account Party that a Subsidiary is or is not a Material Company shall, in the absence of manifest error, be conclusive and binding on all Parties;

“Material Subsidiary” has the meaning given to it in the Parent Guarantee;

“Member” means a Corporate Member or a Name;

“Member’s Share” means the Member’s Syndicate Premium Limit of an Underwriting Member divided by the Syndicate Allocated Capacity of the Managed Syndicate on which the Lloyd’s Member writes business;

“Member’s Syndicate Premium Limit” means a Member’s syndicate premium limit within the meaning of paragraph 26 of the Membership Byelaw (No. 5 of 2005);

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above exceptions will only apply to the last Month of any period; “Monthly” shall be construed accordingly;

“Moody’s” means Moody’s Investors Service Limited and any successor to the rating agency business of Moody’s Investors Service Limited;

“Name” means an individual member of Lloyd’s;

“New Lender” has the meaning given to it in clause 27.1 (Assignments and Transfers by the Lenders);

“Notice of Termination” means a notice of the kind defined in clause 8.1 (Availability and Termination Provisions);

“Obligor” means the Account Party or a Guarantor;

“Obligors’ Agent” means the Account Party, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to clause 2.3 (Obligors’ Agent);

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury;

“Open Year Solvency Deficiency” has the meaning given to that expression in the Lloyd’s Membership and Underwriting Conditions and Requirements (Funds at Lloyd’s);

“Original Financial Statements” means:

(a)	in relation to the Account Party, the audited consolidated financial statements of the Account Party Group for the financial year ended 31 December 2010; and

(b)	in relation to each Original Guarantor (other than HIIH)), its audited financial statements for its financial year ended 31 December 2010;

“Other FAL” means, in relation to Chaucer No. 2 or (as applicable) Chaucer No. 3, its Funds at Lloyd’s other than Own FAL, Reinsurance FAL and FAL provided under this agreement;

“Outstandings” means, at any time, the aggregate of the maximum actual and contingent liabilities of the Lenders in respect of any outstanding Letter of Credit;

“Overdraft” means the £2,000,000 overdraft facility made available to the Account Party by Lloyds TSB Bank plc (now known as Lloyds Bank plc) and which is documented by the Overdraft Letter;

“Overdraft Letter” means the overdraft facility letter between Lloyds TSB Bank plc (now known as Lloyds Bank plc) and the Account Party dated 25 November 2011, as amended, supplemented or extended from time to time, which documents the terms and conditions of a £2,000,000 overdraft facility made available to the Account Party;

“Own FAL” means, in relation to any Chaucer Name, such part of its Funds at Lloyd’s as is provided by the Account Party or by that Chaucer Name by way of cash and/or investments and/or covenant and charge or otherwise as permitted by Lloyd’s from time, to time excluding the Reinsurance FAL;

“Parent” means The Hanover Insurance Group, Inc. a Delaware corporation;

“Parent Guarantee” means the guarantee agreement dated on or about the date of the Amendment and Restatement Agreement, between the Parent, the Facility Agent and the Security Agent;

“Party” means a party to this agreement;

“Permitted Encumbrance” means:

(a)	any Encumbrance arising under the Finance Documents;

(b)	any Encumbrance granted with the prior consent of the Majority Lenders, provided the amount secured thereby is not increased;

(c)	any Encumbrance granted or subsisting under any deed or agreement required by Lloyd’s or by the PRA or its successor or successors to be executed or entered into by or on behalf of a Chaucer Name in connection with its insurance business at Lloyd’s;

(d)	any Encumbrance over or affecting any asset forming part of a trust fund (or, in the case of reinsurance recoveries or other things in action, whose proceeds will form part of a trust fund) which is held subject to the provisions of any deed or agreement of the kind referred to in paragraph (c) above, where that Encumbrance is created to secure obligations arising under a Syndicate Arrangement;

(e)	any Encumbrance over or affecting any asset acquired by a member of the Account Party Group after the date of this agreement and subject to which that asset is acquired, provided:

(i)	that Encumbrance was not created in contemplation of the acquisition of that asset by a member of the Account Party Group;

(ii)	the amount secured by that Encumbrance has not been increased in contemplation of, or since the date of, the acquisition of that asset by a member of the Account Party Group; and

(iii)	that Encumbrance is released or discharged within six Months of the date of acquisition of that asset;

(f)	any Encumbrance over or affecting any asset of any company which becomes a member of the Account Party Group after the date of this agreement, where that Encumbrance is created prior to the date on which that company becomes a member of the Account Party Group, provided:

(i)	that Encumbrance was not created in contemplation of the acquisition of that company;

(ii)	the amount secured by that Encumbrance has not been increased in contemplation of, or since the date of, the acquisition of that company; and

(iii)	such Encumbrance is released or discharged within six Months of that company becoming a member of the Account Party Group;

(g)	any netting or set-off arrangement entered into by any member of the Account Party Group in the normal course of its banking arrangements for the purpose of netting debit and credit balances;

(h)	any title transfer or retention of title arrangement entered into by any member of the Account Party Group in the normal course of its trading activities on the counterparty’s standard or usual terms;

(i)	any lien arising by operation of law and in the normal course of business, provided that lien is discharged within ten days of the date on which it arises;

(j)	any Encumbrance securing amounts outstanding under the Existing Facility Agreement, provided such Encumbrance is irrevocably released on or before the first Utilisation Date;

(k)	any Encumbrance that is registered at Companies House at the date of this agreement in respect of a member of the Account Party Group; and

(l)	any other Encumbrance granted by a member of the Account Party Group securing Financial Indebtedness provided the amount secured by the aggregate of any such Encumbrances does not at any time exceed £5,000,000 (or its equivalent in other currencies);

“Permitted Financial Indebtedness” means Financial Indebtedness:

(a)	arising under the Finance Documents;

(b)	arising under the Overdraft Letter provided that the principal amount borrowed under the Overdraft Letter does not exceed £2,000,000 (or its equivalent in other currencies);

(c)	arising under any Syndicate Arrangement;

(d)	arising under loan notes issued by HIIH under a loan note instrument dated 6 July 2011 constituting up to £20,000,000 fixed rate unsecured loan notes due 31 December 2016;

(e)	approved in writing by the Majority Lenders in accordance with a written request delivered by the Account Party to the Facility Agent in accordance with clause 40 (Amendments and Waivers);

(f)	among members of the Account Party Group;

(g)	arising under the $300,000,000 loan agreement between the Parent and HIIH dated 2 August 2011;

(h)	of a member of the Account Party Group where such Financial Indebtedness is owed to a member of the Group;

(i)	arising under any multicurrency pooling arrangements entered into by any member of the Account Party Group in the ordinary course of their banking arrangements which involves a netting or a set-off of any debit and credit balances of such member of the Account Party Group, provided that the net amount of such financial indebtedness does not exceed zero;

(j)	arising under any interest rate swap, currency swap, forward foreign exchange transaction, cap, floor, collar or option transaction or any other treasury transaction or any combination thereof or any other transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and the amount of the Financial Indebtedness in relation to any such transaction shall be calculated by reference to the mark-to-market valuation of such transaction at the relevant time) in an amount not exceeding in aggregate £20,000,000 (or its equivalent in other currencies) and not for investment or speculative purposes; and

(k)	other Indebtedness for Borrowed Money of members of the Account Party Group not exceeding in aggregate £5,000,000 (or its equivalent in other currencies);

“PRA” means the Prudential Regulation Authority in the United Kingdom and any regulatory body which succeeds to one or more of the functions and/or duties performed by it as at the date of the Amendment and Restatement Agreement;

“Proportion” means, in relation to a Lender:

(a)	the proportion borne by its Commitment to the Total Commitments (or, if the Total Commitments are then zero, by its Commitment to the Total Commitments immediately prior to their reduction to zero); and

(b)	in respect of any Letter of Credit and save as otherwise provided in this agreement, the proportion (expressed as a percentage) borne by that Lender’s Available Commitment to the Available Facility immediately prior to the issue of that Letter of Credit;

“Qualifying Lender” has the meaning given to it in clause 13 (Tax Gross-Up and Indemnities);

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, the first day of that period;

“Realistic Disaster Scenario” means any realistic disaster scenario presented in a business plan prepared in relation to a Managed Syndicate under paragraph 35 of the Underwriting Byelaw (No. 2 of 2003) which shows the potential impact upon a Managed Syndicate of a catastrophic event, which for the avoidance of doubt, shall not be taken to include any Extreme Stress Scenario which may be requested to be covered by Lloyd’s from time to time;

“Receiver” means a receiver or receiver and manager, or administrative receiver, administrator or trustee (as the context requires) or other similar officer of the whole or any part of the Charged Property;

“Reference Banks” means the principal London office of Lloyds Bank plc and Barclays Bank PLC or such other banks as may be appointed by the Facility Agent in consultation with the Account Party;

“Refinancing Financial Statements” means:

(a)	in relation to the Account Party, the audited consolidated financial statements of the Account Party Group for the financial year ended 31 December 2012; and

(b)	in relation to each Original Guarantor (other than HIIH), its audited financial statements for its financial year ended 31 December 2012;

“Refinancing Mandate Letter” means the mandate letter dated 10 October 2013 from Lloyds Bank plc to the Parent;

“Reinsurance FAL” means any letter or letters of credit to be provided to Lloyd’s on behalf of the Account Party and/or any Chaucer Name and which are supported by a reinsurance contract;

“Related Fund” in relation to a fund (the “First Fund”), means a fund which is managed or advised by the same investment manager or adviser as the First Fund or, if it is managed by a different investment manager or adviser, a fund whose investment manager or adviser is an Affiliate of the investment manager or adviser of the First Fund;

“Relevant Interbank Market” means the London interbank market;

“Repeating Representations” means each of the representations set out in clauses 22.1 (Status) to 22.6 (Legality, Validity and Enforceability) (inclusive), clauses 22.10 (No Filing or Stamp Taxes) to 22.13 (Financial Statements) (inclusive), clauses 22.15 (No Proceedings Pending or Threatened) to 22.18 (Shares) (inclusive), clause 22.21 (No Breach of Borrowing Restrictions) and clause 22.22 (Sanctions);

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian;

“Resignation Letter” means a letter substantially in the form set out in schedule 9 (Form of Resignation Letter);

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Authority;

“Screen Rate” means, in relation to LIBOR, the London interbank offered rate administered by the British Bankers Association (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR1 or LIBOR2 of the Reuters screen (or any replacement Reuters page which displays that rate) or, on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Facility Agent may specify another page or service displaying the relevant rate after consultation with the Account Party and the Lenders;

“SDN List” means the Specially Designated Nationals List maintained by OFAC, or any similar list maintained by any Authority;

“Secured Obligations” means all present and future obligations at any time due, owing or incurred by any Group Obligor to any Secured Party under the Guaranteed Documents, both actual and contingent and whether incurred solely or jointly and as principal or surety or in any other capacity;

“Secured Party” means the Security Agent, any Receiver or Delegate, or any other Guaranteed Finance Party;

“Security” means the security granted under or pursuant to the Security Documents;

“Security and Trust Deed” means the following security and trust deeds, in each case in form and substance satisfactory to the Facility Agent:

(a)	the security and trust deed, between the Account Party, Chaucer No. 3, Chaucer No. 2 and Lloyd’s evidencing the arrangement by which Chaucer No. 2 agrees to make its Own FAL interavailable to Chaucer No. 3;

(b)	the security and trust deed between Chaucer No. 3, Chaucer No. 2 and Lloyd’s evidencing the arrangement by which Chaucer No. 2 agrees to make the Reinsurance FAL interavailable to Chaucer No. 3; and

(c)	the security and trust deed between Chaucer No. 3, Chaucer No. 2 and Lloyd’s evidencing the arrangement by which Chaucer No. 2 agrees to make the Letter of Credit to be issued on its behalf pursuant to clause 6 (Utilisation) interavailable to Chaucer No. 3;

“Security Documents” means the Charge Over Account together with any other document entered into by any Obligor or any other member of the Group, in form and substance acceptable to the Security Agent, creating or expressed to create any Encumbrance over all or any part of its assets in respect of the obligations of any of the Group Obligors under any of the Guaranteed Documents;

“Specified Account” means the Sterling interest-bearing account in the name of the Account Party held with the Security Agent, at the Security Agent’s branch at 39 Threadneedle Street, London EC2R 8AU, with account number 01193214, sort code 30-00-09 and designated LTSB plc re Chaucer Holdings plc Sterl;

“Standard & Poor’s” means Standard and Poor’s Rating Service and any successor to the rating agency business of Standard & Poor’s Rating Services;

“Sterling” and “£” means the lawful currency of the United Kingdom;

“Subordinated Funds at Lloyd’s” has the meaning given to it in clause 4.1 (Ranking of Funds at Lloyd’s);

“Subsidiary” means a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006;

“Substitution Letter” a letter dated on or about the date of this agreement from Lloyd’s to the Account Party in the form agreed between the Facility Agent and the Account Party;

“Syndicate” means a group of Members or a single Corporate Member underwriting insurance business at Lloyd’s through the agency of a managing agent to which a particular syndicate number is assigned by the Council of Lloyd’s;

“Syndicate Allocated Capacity” means, in relation to any Syndicate, a reference to the aggregate of the Member’s Syndicate Premium Limits of all the members for the time being that Syndicate;

“Syndicate Arrangement” means any arrangement (whether pursuant to guarantees, letters of credit or otherwise) entered into by a managing agent at Lloyd’s on behalf of the Chaucer Names, together with the other members of a Syndicate with respect to financing or reinsurance for the purposes of or in connection with the underwriting business carried on by all such members of that Syndicate;

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

“Term” means, save as otherwise provided in this agreement:

(a)	in relation to any Letter of Credit, the period from its Commencement Date until its Expiry Date; and

(b)	in relation to an Unpaid Sum, any Interest Period;

“Third Party Syndicate” means a syndicate at Lloyd’s:

(a)	which is managed by the Third Party Syndicate Managing Agent; or

(b)	through which the Chaucer Name underwrites business at Lloyd’s,

and which, in each case, is not a Managed Syndicate;

“Third Party Syndicate Managing Agent” means:

(a)	the Managing Agent; or

(b)	a limited liability company which is controlled by the Account Party and acts as a managing agent;

“Total Commitments” means, at any time, the aggregate of the Lenders’ Commitments, being £130,000,000 at the Effective Date;

“Transfer Certificate” means a certificate substantially in the form set out in schedule 6 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Account Party;

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Facility Agent executes the relevant Assignment Agreement or Transfer Certificate;

“Uncollateralised Outstandings” means the Outstandings in respect of which the Account Party has not provided funds by way of Cash Collateral to the Security Agent;

“Uncovered Deficit” means the aggregate of any Open Year Solvency Deficiency of the Chaucer Names in relation to which funds at Lloyd’s have not been provided by the date upon which Lloyd’s has requested such funds at Lloyd’s be provided;

“Underwriting Member” means any one of the Chaucer Names;

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents;

“US Dollars” and “$” means the lawful currency of the United States;

“US GAAP” means generally accepted accounting principles in the United States, including IFRS;

“Utilisation” means a utilisation of the Facility;

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Letter of Credit is to be issued (or, as applicable, amended);

“Utilisation Request” means a notice substantially in the form set out in schedule 3 (Requests);

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature;

“Voluntary Collateralisation Date” means, in any year, any of 1 January, 31 March, 30 June and 30 September or, if such date is not a Business Day, the next Business Day; and

“Voting Shares” means, with respect to any Person (as defined in the Hanover Credit Agreement) at any time, Equity Interests entitling the holder thereof to vote generally in an election of directors or other individuals performing similar functions.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this agreement to:

(i)	the “Facility Agent”, the “Arrangers”, the “Security Agent”, any “Secured Party”, any “Finance Party”, any “Lender”, the “Overdraft Provider”, any “Obligor”, the “Parent” or any “Party” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(i)	“amendment” includes any amendment, supplement, variation, novation, modification, replacement or restatement and “amend”, “amending” and “amended” shall be construed accordingly;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is (unless otherwise specified in this agreement) a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated (however fundamentally) (excluding any amendment, novation, supplement, extension or restatement made contrary to any provision of the Finance Documents);

(iv)	“including” means including without limitation and “includes” and “included” shall be construed accordingly;

(v)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(vii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(viii)	“controlled” for the purposes of the defined term “Third Party Syndicate Managing Agent” means that the Account Party:

(A)	has the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to cast, or control the casting of, more than 50 per cent of the maximum number of votes that might be cast at a general meeting of the relevant company; or

(B)	holds beneficially 50 per cent or more of the issued share capital of such a company (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital);

(ix)	a provision of law (including any by-law) is a reference to that provision as amended or re-enacted; and

(x)	a time of day is a reference to London time.

(b)	Clause and schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this agreement.

(d)	A Default is “continuing” if it has not been remedied or waived.

1.3	Third Party Rights

(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this agreement at any time.

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this agreement, the Lenders make available to the Account Party a Sterling letter of credit facility in an aggregate principal amount equal to the Total Commitments.

2.2	Finance Parties’ Rights and Obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3	Obligors’ Agent

(a)	Each Guarantor by its execution of this agreement or an Accession Letter irrevocably appoints the Account Party to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)

the Account Party on its behalf to supply all information concerning itself contemplated by this agreement to the Finance Parties and to give all notices and instructions, to execute on its behalf any Accession Letter, to make such agreements and to effect the relevant amendments, supplements and variations (in each case, however fundamental) capable of being given, made or effected by any Guarantor (notwithstanding that they may increase the Guarantor’s obligations or otherwise affect the Guarantor) and to give confirmation as to continuation of surety obligations, without further reference to or the consent of that Guarantor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Guarantor pursuant to the Finance Documents to the Account Party,

and in each case the Guarantor shall be bound as though the Guarantor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of a Guarantor or in connection with any Finance Document (whether or not known to any Guarantor and whether occurring before or after such Guarantor became a Guarantor under any Finance Document) shall be binding for all purposes on that Guarantor as if that Guarantor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any Guarantor, those of the Obligors’ Agent shall prevail.

3.	PURPOSE

3.1	Purpose and Application

The Facility is made available to the Account Party for the purpose of providing one or more Letters of Credit to be used as Funds at Lloyd’s to support and stand security for the general business at Lloyd’s of each of the Chaucer Names for the 2014 and 2015 years of account and each prior open year of account and, accordingly, the Account Party shall ensure that each Chaucer Name will apply all amounts raised by it under this agreement towards the satisfaction of that purpose.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount raised pursuant to this agreement.

4.	RANKING AND APPLICATION OF FUNDS AT LLOYD’S

4.1	Ranking of Funds at Lloyd’s

It is acknowledged by the Parties that, subject to the duties of Lloyd’s as trustee of all Funds at Lloyd’s and to any conditions and requirements prescribed under the Membership Byelaw (No. 5 of 2005) which are for the time being applicable, the Facility will provide Funds at Lloyd’s for each Chaucer Name for the 2014 and 2015 years of account and each prior open year of account which, to the extent that the Account Party is able to procure the same upon and subject to the terms of this agreement, shall rank senior to all Funds at Lloyd’s of the relevant Chaucer Name constituted from time to time by Own FAL, Reinsurance FAL and Other FAL (together the “Subordinated Funds at Lloyd’s”).

4.2	Application of Funds at Lloyd’s

The Account Party shall use all reasonable endeavours to ensure that the Subordinated Funds at Lloyd’s of a Chaucer Name are applied or otherwise utilised to the fullest extent possible before any payment is requested under a Letter of Credit.

5.	CONDITIONS OF UTILISATION

5.1	Initial Conditions Precedent

The Account Party may only deliver a Utilisation Request if the Facility Agent has received all of the documents and other evidence listed in part 1 of schedule 2 (Conditions Precedent) in form and substance satisfactory to the Facility Agent. The Facility Agent shall notify the Account Party and the Lenders promptly upon being so satisfied.

5.2	Further Conditions Precedent

Subject to clause 5.1 (Initial Conditions Precedent), the Lenders will only be obliged to comply with clause 6.4 (Each Lender’s Participation in Letters of Credit) if, on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the issue of the proposed Letter of Credit; and

(b)	the Repeating Representations to be made by each Obligor and the representations to be made by the Parent in the Parent Guarantee are true in all material respects.

6.	UTILISATION

6.1	Delivery of a Utilisation Request

The Account Party may utilise the Facility by delivery to the Facility Agent of a duly completed Utilisation Request no later than five Business Days before the proposed Utilisation Date (or such shorter period as the Facility Agent may agree).

6.2	Completion of a Utilisation Request

Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	the proposed Utilisation Date is a Business Day falling on or before 31 December 2014;

(b)	the proposed Term of the Letter of Credit is not less than four years and the Expiry Date of the Letter of Credit is no later than 31 December 2018;

(c)	the proposed Commencement Date of the Letter of Credit is a Business Day falling within the Availability Period;

(d)	the Letter of Credit is substantially in the form set out in schedule 4 (Form of Letter of Credit);

(e)	the beneficiary of the Letter of Credit is Lloyd’s;

(f)	the currency and amount of the Letter of Credit comply with clause 6.3 (Currency and Amount); and

(g)	as a result of the proposed Utilisation, no more than three Letters of Credit would be outstanding.

6.3	Currency and Amount

(a)	The currency specified in a Utilisation Request must be Sterling;

(b)	The amount of the proposed Letter of Credit is:

(i)	a minimum of £250,000 or, if less, the Available Facility; and

(ii)	less than or equal to the Available Facility.

6.4	Each Lender’s Participation in Letters of Credit

(a)	If the conditions set out in this agreement have been met, each Lender shall participate in each Letter of Credit through its Facility Office.

(b)	Save as otherwise provided in this agreement, the amount of each Lender’s participation in each Letter of Credit issued in accordance with this clause 6 will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to the issue of that Letter of Credit.

6.5	Applied Letters of Credit

If, notwithstanding the provisions of clause 4.2 (Application of Funds at Lloyd’s), any sum is paid under a Letter of Credit (an “Applied Letter of Credit”) which is greater than any sum which would have been paid had Subordinated Funds at Lloyd’s been applied prior to the Funds at Lloyd’s provided pursuant to this Facility in accordance with clause 4.2 (Application of Funds at Lloyd’s) (the difference between the sum paid under the Applied Letter of Credit and the sum which should have been paid being the “Overpayment”), the Account Party shall, to any extent necessary to facilitate the indemnification of the Lenders under clause 10.1 (Account Party’s Indemnity to the Lenders), use all reasonable endeavours to procure the release by Lloyd’s of the Subordinated Funds at Lloyd’s and, upon the Lenders being indemnified in full thereunder (but subject to the Lenders receiving confirmation in writing from the Account Party that no Default is continuing):

(a)	a supplementary Letter of Credit will be issued by the Facility Agent on behalf of the Lenders in an amount equal to the Overpayment having an Expiry Date which is the same as that of the Applied Letter of Credit; or

(b)	the Applied Letter of Credit will be amended by increasing the amount thereof by an amount equal to the Overpayment.

6.6	Completion of Letters of Credit

The Facility Agent is authorised to arrange for the issue or amendment of any Letter of Credit pursuant to clause 6.2 (Completion of a Utilisation Request) or clause 6.5 (Applied Letters of Credit) by:

(a)	completing the Commencement Date and the Expiry Date of that Letter of Credit;

(b)	(in the case of an amendment increasing or decreasing the amount thereof) amending that Letter of Credit in such manner as Lloyd’s may agree;

(c)	completing schedule 1 to that Letter of Credit with the percentage participation of each Lender as allocated pursuant to the terms of this agreement;

(d)	executing that Letter of Credit and following such execution delivering that Letter of Credit to Lloyd’s on the Utilisation Date; and

(e)	issuing such formal notification as Lloyd’s may require confirming that the Letter of Credit has been issued or amended.

7.	EXTENSION OF THE FACILITY

(a)	The Account Party may, on one occasion only during the life of the Facility, request that the Total Commitments are increased by up to the Facility Extension Amount by delivery to the Facility Agent of a duly completed Facility Extension Request.

(b)	The Facility Agent shall promptly notify each Lender of the receipt of the Facility Extension Request.

(c)	A Facility Extension shall only be permitted with the consent of all the Lenders.

(d)	Each Lender shall have 20 Business Days from receipt of the completed Facility Extension Request from the Facility Agent to notify the Account Party and Facility Agent:

(i)	if such Lender grants its consent to the proposed Facility Extension;

(ii)	of its decision (which shall be in its absolute and sole discretion) whether or not to participate in the proposed Facility Extension Amount; and

(iii)	in the case of a Lender which agrees to participate in the Facility Extension Amount (an “Accepting Lender”), of the proportion of the Facility Extension Amount in which it is prepared to participate and subject to such conditions as it may specify (the “Existing Lender Notice”).

(e)	If all of the Lenders consent to the Facility Extension but no, or insufficient, Lenders give an Existing Lender Notice on terms satisfactory to the Account Party within any time limit specified by the Account Party in the Facility Extension Request (being not less than 20 Business Days) then, subject to compliance with the terms of this clause 7 (Extension of the Facility), any other bank, financial institution, trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets and which is acceptable to the Lenders (an “Approved New Lender”) may provide or participate in that Facility Extension provided that such Approved New Lender is an Approved Credit Institution.

(f)	If all of the Lenders consent to the Facility Extension Request and all give an Existing Lender Notice agreeing to make available, in aggregate, an amount equal to or greater than the Facility Extension Amount requested by the Account Party in the Facility Extension Request, each Lender shall participate in the Facility Extension Amount in the same proportion as their Commitment bears to the Total Commitments immediately preceding the date of receipt by the Facility Agent of the Facility Extension Request.

(g)	The Account Party shall confirm to each Accepting Lender and each Approved New Lender (if any) that Accepting Lender or Approved New Lender (as appropriate) proportion of the Facility Extension Amount and shall notify the Facility Agent of each Accepting Lender and each Approved New Lender (if any) and their respective proportions of the Facility Extension Amount.

(h)	Each Lender, each Approved New Lender and the Obligors agree to negotiate (in good faith and acting reasonably) and document any necessary amendments to this agreement to facilitate the Facility Extension.

(i)	A New Lender shall accede as a Lender in accordance with clause 27.5 (Procedure for Transfer or Accession).

8.	TERMINATION OF LETTERS OF CREDIT

8.1	Availability and Termination Provisions

The Finance Parties agree that each Letter of Credit will continue in effect until such time as a notice is given in accordance with the terms of clause 8.2 (Notice of Termination) and that accordingly such Letter of Credit will expire on the later of the date specified in the notice and:

(a)	in relation to any Letter of Credit that the Parties intend to cover the 2014 year of account (and each prior open year of account but no subsequent year of account), 31 December 2017; and

(b)	in relation to any Letter of Credit that the Parties intend to cover the 2015 year of account (and each prior open year of account but no subsequent year of account), 31 December 2018.

8.2	Notice of Termination

The Parties agree that, in respect of every Letter of Credit issued in accordance with this agreement, the Facility Agent shall, in respect of:

(a)	the 2014 year of account (and each prior open year of account but no subsequent year of account) no earlier than 28 November 2013 and no later than 31 December 2013, give a Notice of Termination to Lloyd’s so that each such Letter of Credit expires no later than the 31 December 2017; and

(b)	the 2015 year of account (and each prior open year of account but no subsequent year of account) no earlier than 28 November 2014 and no later than 31 December 2014, give a Notice of Termination to Lloyd’s so that each such Letter of Credit expires no later than 31 December 2018, and upon such expiry, the maximum actual and contingent liabilities of the Finance Parties thereunder are reduced to zero).

9.	NOTIFICATION

9.1	Letters of Credit

Not less than one Business Day before the first day of a Letter of Credit, the Facility Agent shall notify each Lender of:

(a)	the proposed length of the relevant Term; and

(b)	the aggregate principal amount,

of that Letter of Credit allocated to that Lender pursuant to this agreement.

9.2	Demands under a Letter of Credit

If a demand is made under a Letter of Credit, the Facility Agent shall promptly make demand upon the Account Party in accordance with this agreement and notify the Lenders.

10.	ACCOUNT PARTY’S LIABILITIES IN RELATION TO LETTERS OF CREDIT

10.1	Account Party’s Indemnity to the Lenders

The Account Party shall irrevocably and unconditionally as a primary obligation indemnify each Finance Party, within 3 Business Days of a written demand by the Facility Agent, against:

(a)	any sum paid or due and payable by that Finance Party under or in connection with any Letter of Credit; and

(b)	all liabilities, costs (including, without limitation, any costs incurred in funding any amount which falls due from that Finance Party under or in connection with any Letter of Credit), claims, losses and expenses which that Finance Party may at any time incur or sustain in connection with any Letter of Credit (other than as a result of its gross negligence or wilful misconduct).

10.2	Preservation of Rights

The obligations of the Account Party under this clause 10 will not be affected by any act, omission, matter or thing which, but for this clause, would reduce, release or prejudice any of its obligations under this clause including (without limitation and whether or not known to it or any other person):

(a)	any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Letter of Credit or any other person;

(b)	the release of any other Group Obligor or any other person under the terms of any composition or arrangement with any creditor or any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Letter of Credit or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of a Group Obligor, any beneficiary under a Letter of Credit or any other person;

(e)	any amendment (however fundamental) or replacement of a Finance Document, any Letter of Credit or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit or any other document or security; or

(g)	any insolvency or similar proceedings.

10.3	Settlement Conditional

Any settlement or discharge between the Account Party and the Facility Agent or any Lender shall be conditional upon no security or payment to the Facility Agent or any Lender by the Account Party, or any other person on behalf of the Account Party, being avoided or reduced by virtue of any laws relating to bankruptcy, insolvency, liquidation or similar laws of general application and, if any such security or payment is so avoided or reduced, the Facility Agent shall be entitled to recover the value or amount of such security or payment from the Account Party subsequently as if such settlement or discharge had not occurred.

10.4	Right to make Payments under Letters of Credit

(a)	Each Lender shall be entitled to make any payment in accordance with the terms of a Letter of Credit without any reference to or further authority from the Account Party, the other Finance Parties or any other investigation or enquiry. The Account Party irrevocably authorises the Lenders to comply with any demand under a Letter of Credit which appears on its face to be in order (a “demand”).

(b)	The obligations of the Account Party under this clause 10 will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any demand or other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a demand or other document.

11.	COLLATERALISATION AND CANCELLATION

11.1	Cancellation of the Facility

(a)	The Account Party may, by giving to the Facility Agent not less than five Business Days’ prior notice to that effect, cancel the whole or any part (being a minimum amount of £5,000,000 and an integral multiple of £1,000,000) of the Available Facility. Any such cancellation shall reduce the Available Commitment and Commitment of each Lender rateably.

(b)	On the last day of the Availability Period, the Available Commitment shall be cancelled and reduced to zero.

11.2	Voluntary Cash Collateralisation of Letters of Credit

(a)	The Account Party may, by giving to the Facility Agent not less than five Business Days’ prior notice to that effect, procure that, on any Voluntary Collateralisation Date, the liability of the Lenders under any Letter of Credit is Cash Collateralised in full or in part, in minimum amounts of £5,000,000 (and in integral multiples of £1,000,000 thereafter). On receipt by the Facility Agent of such notice, the Facility Agent shall promptly notify the Lenders of the Account Party’s intention to provide Cash Collateral.

(b)	On receipt by the Facility Agent of Cash Collateral in accordance with paragraph (a) above or at any time where the Account Party has provided Cash Collateral to the Facility Agent in respect of any Letter of Credit pursuant to the terms of this agreement, the L/C Commission Rate on the maximum actual and contingent liabilities of the Lenders under the relevant Letter of Credit in respect of which Cash Collateral has been provided by the Account Party shall fall to 0.275 per cent per annum at that time.

(c)	For so long as no Event of Default has occurred which is continuing, the Account Party may give the Facility Agent not less than five Business Days’ notice of its intention to procure that on any Voluntary Collateralisation Date the Account Party shall have the right to withdraw any Cash Collateral provided in accordance with paragraph (a) above (whereupon it shall do so). At any time when the Account Party has withdrawn Cash Collateral in respect of any Letter of Credit pursuant to the terms of this agreement, the L/C Commission Rate on the maximum actual and contingent liabilities of the Lenders under all Letters of Credit in respect of the Uncollateralised Outstandings shall immediately be increased to the applicable L/C Commission Rate as set out in limb (a) of the definition of L/C Commission Rate.

11.3	Mandatory Cash Collateralisation or Cancellation of Letters of Credit

If:

(a)	the Account Party ceases to be a direct wholly-owned Subsidiary of HIIH; or

(b)	HIIH ceases to be a direct wholly-owned Subsidiary of the Parent,

then:

(i)	the Account Party and HIIH shall promptly notify the Facility Agent upon becoming aware of that event;

(ii)	the Lenders shall not thereafter be obliged to participate in or issue any further Letter of Credit;

(iii)	the Facility Agent shall, if so instructed by all the Lenders, by not less than five Business Days’ notice to the Account Party, cancel the Total Commitments and declare all amounts (together with any accrued interest, commission and fees) accrued under the Finance Documents immediately due and payable;

(iv)	the Account Party shall procure that on such date as the Facility Agent shall have specified (acting on the instructions of all the Lenders) the liabilities of the Lenders under or in respect of each Letter of Credit is reduced to zero or otherwise secured by providing Cash Collateral in an amount equal to the aggregate Outstandings; and

(v)	the Facility Agent shall give a Notice of Termination to Lloyd’s in respect of each Letter of Credit for which the Outstandings are reduced to zero in accordance with this clause 11.3.

11.4	Mandatory Cancellation –Extension of Facility

If, by 27 November 2015, the Lenders and the Account Party have not:

(a)	agreed to extend the Facility to provide Funds at Lloyd’s for each Chaucer Name for the 2016 underwriting year of account and each prior open year of account; and

(b)	effected such amendments to the Finance Documents as the Lenders consider necessary to effect such extension or otherwise require in connection with such extension,

the Account party shall procure that, no later than the date falling three Business Days after 31 December 2015, the aggregate liability of the Lenders under each Letter of Credit is reduced to zero or otherwise secured by providing Cash Collateral, in an amount equal to the aggregate Outstandings.

11.5	Notice of Removal of a Lender

If:

(a)	any sum payable to any Lender by an Obligor is required to be increased pursuant to clause 13.2 (Tax Gross-up); or

(b)	any Lender claims indemnification from the Account Party under clause 13.3 (Tax Indemnity) or clause 14 (Increased Costs); or

(c)	any Lender is a Defaulting Lender,

the Account Party may, whilst such circumstance giving rise to the requirement or indemnification continues or (as the context requires) whilst the relevant Lender is a Defaulting Lender, give the Facility Agent at least five Business Days’ notice (which notice shall be irrevocable) of its intention to procure that the liabilities of that Lender under each Letter of Credit are reduced to zero and/or provide Cash Collateral in an amount equal to such Lender’s Proportion of each Letters of Credit.

Upon receipt by the Facility Agent of such notice, the Commitment of the relevant Lender shall immediately be reduced to zero and, on the last day of each Term which ends after the Account Party has given any such notice (or, if earlier, the date specified by the Account Party in that notice) the Account Party shall procure either that that Lender’s Proportion of each Letter of Credit be reduced to zero (by reduction of the amount of that Letter of Credit in an amount equal to that Lender’s Proportion) or that it is otherwise secured by providing Cash Collateral to the Facility Agent in an amount equal to that Lender’s Outstandings.

11.6	No Further Availability

A Lender whose total aggregate liabilities under each Letter of Credit have been reduced to zero or Cash Collateralised pursuant to clause 11.4 (Notice of Removal of a Lender) or have been Cash Collateralised pursuant to clause 11.2 (Voluntary Cash Collateralisation of Letters of Credit) shall not be obliged to participate in any Letter of Credit issued on or after the date upon which the Facility Agent receives the Account Party’s notice of its intention to procure the repayment of or provide Cash Collateral in respect of such Lender’s share of the Outstandings, and such Lender’s Available Commitment shall be reduced to zero.

11.7	No Other Cancellation

The Available Facility may be cancelled, and the liabilities of each Lender under any Letter of Credit may be reduced to zero, only at the times and in the manner expressly provided for herein.

11.8	Reduction of Liabilities to Zero

For the purposes of this clause 11 and all other purposes of this agreement, each Lender’s liability under any Letter of Credit shall be deemed to be reduced to zero upon the determination by Lloyd’s (or other trustee for the time being) of the trusts created by the Corporate Member’s Deed in respect of that Letter of Credit and the return to each Lender of that Letter of Credit for cancellation.

12.	COMMISSION AND FEES

12.1	Letter of Credit Commission

The Account Party shall, in respect of each Letter of Credit requested by it, pay to the Facility Agent for the account of each Lender (for distribution in proportion to each Lender’s Proportion of such Letter of Credit) a letter of credit commission in Sterling at the relevant L/C Commission Rate on the Outstandings under the relevant Letter of Credit. Such letter of credit commission shall be paid in arrears in respect of each successive period of three Months (or such shorter period as shall end on the relevant Expiry Date) which begins during the Term of the relevant Letter of Credit, the first such payment to be made on the date falling three Months after the Utilisation Date for such Letter of Credit and thereafter on the last day of each successive three Month period.

12.2	Commitment Fee

(a)	The Account Party shall pay to the Facility Agent (for the account of each Lender) a commitment fee in Sterling computed at the rate per annum equal to 40 per cent of the applicable L/C Commission Rate, as set out in paragraph (a) of the definition of L/C Commission Rate, on that Lender’s Available Commitment under the Facility for the Availability Period.

(b)	The accrued commitment fee is payable quarterly in arrears on the last day of each successive period of three Months which ends during the relevant Availability Period, on the last day of a Availability Period and on any cancelled amount of the Lender’s Commitment at the time the cancellation is effective.

12.3	Participation Fee

The Account Party shall pay to the Facility Agent (for the account of each Original Lender) a participation fee in the amount and at the time agreed in a Fee Letter.

12.4	Agency Fee

The Account Party shall pay to the Facility Agent and the Security Agent an agency fee in the amount and at the times agreed in a Fee Letter.

13.	TAX GROSS-UP AND INDEMNITIES

13.1	Definitions

(a)	In this agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document;

“Qualifying Lender” means:

(i)	a Lender (other than a Lender within paragraph (ii) below) which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(A)	a Lender:

(aa)	which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document; or

(bb)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made,

and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(B)	a Treaty Lender; or

(ii)	a building society (as defined for the purpose of section 880 of the ITA) making an advance under a Finance Document;

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax;

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document other than a FATCA Deduction;

“Tax Payment” means an increased payment made by an Obligor to a Finance Party under clause 13.2 (Tax Gross-Up) or a payment under clause 13.3 (Tax Indemnity);

“Treaty Lender” means a Lender which:

(i)	is treated as a resident of a Treaty State for the purposes of the Treaty; and

(ii)	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

(b)	Unless a contrary indication appears, in this clause 13 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

13.2	Tax Gross-Up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Account Party shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the Account Party and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by the United Kingdom if on the date on which the payment falls due:

(i)	the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or published concession of any relevant taxing authority provided, however, this clause (i) shall not apply to the extent (x) the relevant Lender is a New Lender that is a Qualifying Lender at the date it becomes a New Lender (or it would have been a Qualifying Lender on that date but for a change in any Treaty which change occurs between the date of this agreement and the date on which it becomes a New Lender) and (y) the corresponding Existing Lender would have received, in respect of a payment, at the time of transfer or assignment to that New Lender, additional amounts with respect to such Tax Deduction pursuant to paragraphs (c) above; or

(ii)	the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below.

(e)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)	A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

13.3	Tax Indemnity

(a)	The Account Party shall (within three Business Days of demand by the Facility Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under clause 13.2 (Tax Gross-Up);

(B)	would have been compensated for by an increased payment under clause 13.2 (Tax Gross-Up) but was not so compensated solely because one of the exclusions in clause 13.2(d) (Tax Gross-Up) applied; or

(C)	relates to a FATCA Deduction required to be made by a Party.

(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Account Party.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this clause 13.3, notify the Facility Agent.

13.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to all or part of that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Obligor.

13.5	Lender Status Confirmation

Each Lender which becomes a Party to this agreement after the date of this agreement shall indicate, in the Transfer Certificate, Assignment Agreement or Accession Letter which it executes on becoming a Party, and for the benefit of the Facility Agent and without liability to any Obligor, which of the following categories it falls in:

(a)	not a Qualifying Lender;

(b)	a Qualifying Lender (other than a Treaty Lender); or

(c)	a Treaty Lender.

If a New Lender fails to indicate its status in accordance with this clause 13.5 then such New Lender shall be treated for the purposes of this agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Facility Agent which category applies (and the Facility Agent, upon receipt of such notification, shall inform the Account Party). For the avoidance of doubt, a Transfer Certificate or Assignment Agreement shall not be invalidated by any failure of a Lender to comply -with this clause 13.5.

13.6	Stamp Taxes

The Account Party shall pay and, within three Business Days of demand, indemnify each Secured Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.7	VAT

(a)	All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)

If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Subject Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which it reasonably determines is in respect of such VAT.

(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)	Any reference in this clause 13.7 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

13.8	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable “passthru payment percentage” or other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be, a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then:

(i)	if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(ii)	if that Party failed to confirm its applicable “passthru payment percentage” then such Party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable “passthru payment percentage” is 100 per cent, until (in each case) such time as the Party in question provides the requested confirmation, forms, documentation or other information.

13.9	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Account Party, the Facility Agent and the other Finance Parties.

14.	INCREASED COSTS

14.1	Increased Costs

(a)	Subject to clause 14.3 (Exceptions) the Account Party shall, within three Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or

(ii)	compliance with any law or regulation,

made after the date of this agreement, provided, however, that for purposes of this agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all regulations, rules, requests, guidelines and directives in connection therewith shall be deemed to be a change in law or regulation regardless of the date enacted, adopted or issued.

(b)	In this agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2	Increased Cost Claims

(a)	A Finance Party intending to make a claim pursuant to clause 14.1 (Increased Costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Account Party.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.

14.3	Exceptions

(a)	Clause 14.1 (Increased Costs) does not apply to the extent that any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)	compensated for by clause 13.3 (Tax Indemnity) (or would have been compensated for under clause 13.3 (Tax Indemnity) but was not so compensated solely because any of the exclusions in clause 13.3(b) (Tax Indemnity) applied); or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this clause 14.3, a reference to a “Tax Deduction” has the same meaning given to the term in clause 13.1 (Definitions).

15.	OTHER INDEMNITIES

15.1	Currency Indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other Indemnities

The Account Party shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of clause 32 (Sharing among the Finance Parties);

(c)	issuing or making arrangements to issue a Letter of Credit requested by the Account Party in a Utilisation Request but not issued by reason of the operation of any one or more of the provisions of this agreement (other than by reason of default or negligence by that Finance Party alone); and

(d)	any claim by the Facility Agent against any Lender pursuant to clause 29.10 (Lenders’ indemnity to the Agent).

15.3	Indemnity to the Facility Agent

The Account Party shall promptly indemnify the Facility Agent against any cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

15.4	Indemnity to the Security Agent

(a)	Each Obligor shall promptly indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them:

(i)	(acting reasonably) as a result of the taking, holding or protection of the Security;

(ii)	as a result of enforcement of the Security;

(iii)	(acting reasonably at any time other than when a Default is continuing) as a result of the exercise of any of the rights, powers, discretions and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law; or

(iv)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.

(b)	The Security Agent may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this clause 15.4 and shall have a lien on the Security and the proceeds of the enforcement of the Security for all monies payable to it.

16.	ILLEGALITY

The provisions of this clause 16 shall take effect subject to clause 17.1 (Mitigation). If, at any time, it is or becomes unlawful in any applicable jurisdiction or prohibited pursuant to any request from or requirement of any central bank or other fiscal, monetary or other authority (being a request or requirement with which banks are accustomed to comply) for a Lender to make, fund, issue, participate in or allow to remain outstanding all or part of the Letters of Credit, or to perform any of its obligations as contemplated by this agreement, then:

(a)	that Lender shall, promptly after becoming aware of the same, deliver to the Account Party through the Facility Agent a notice to that effect;

(b)	that Lender shall not, following delivery of a notice in accordance with paragraph (a) above, be obliged to participate in or issue any Letter of Credit and its Commitment shall be immediately reduced to zero;

(c)	if that Lender so requires, the Account Party shall, on such date as the Facility Agent shall have specified:

(i)	repay all amounts owing to that Lender under this agreement; and

(ii)	ensure that the liabilities of that Lender under or in respect of each affected Letter of Credit are reduced to zero or otherwise secured by providing Cash Collateral in an amount equal to that Lender’s Proportion of the Outstandings under that Letter of Credit; and

(d)	the Account Party shall use best endeavours to procure that the liabilities of that Lender under or in respect of each affected Letter of Credit are promptly reduced to zero and/or a replacement Lender is identified who is prepared to take an assignment of the liabilities of that Lender in accordance with clause 27.5 (Procedure for Transfer or Accession).

17.	MITIGATION BY THE LENDERS

17.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Account Party, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 13 (Tax Gross-Up and Indemnities), clause 14 (Increased Costs) or clause 16 (Illegality) or including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

17.2	Limitation of Liability

(a)	The Account Party shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under clause 17.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

18.	COSTS AND EXPENSES

18.1	Transaction Expenses

The Account Party shall, promptly on demand pay the Facility Agent, the Arrangers and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(a)	this agreement and any other documents referred to in this agreement and the Security; and

(b)	any other Finance Documents executed after the date of this agreement.

18.2	Amendment Costs

If (a) an Obligor or the Parent requests an amendment, waiver or consent or (b) an amendment is required pursuant to clause 33.9 (Change of Currency), the Account Party shall, within three Business Days of demand, reimburse the Facility Agent, the Security Agent and any Receiver for the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in responding to, evaluating, negotiating or complying with that request or requirement.

18.3	Security Agent’s Ongoing Costs

(a)	Any amount payable to the Security Agent under clause 15.4 (Indemnity to the Security Agent) and this clause 18 shall include the cost of utilising the Security Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Security Agent may notify to the Parent and the Lenders, and is in addition to any other fee paid or payable to the Security Agent.

(a)	In the event of:

(i)	a Default; or

(ii)	the Security Agent considering it necessary or expedient; or

(iii)	the Security Agent being requested by an Obligor, the Parent or the Majority Lenders to undertake duties which the Security Agent and the Account Party agree to be of an exceptional nature and/or outside the scope of the normal duties of the Security Agent under the Finance Documents, the Account Party shall pay to the Security Agent any additional remuneration that may be agreed between them.

(b)	If the Security Agent and the Account Party fail to agree upon the nature of the duties or upon any additional remuneration, that dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Agent and approved by the Account Party or, failing approval, nominated (on the application of the Security Agent) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Account Party) and the determination of any investment bank shall be final and binding upon the Parties.

18.4	Enforcement and Preservation Costs

The Account Party shall, within three Business Days of demand, pay to the Arrangers and each other Secured Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Security or enforcing these rights.

19.	DEFAULT INTEREST AND BREAKAGE COSTS

19.1	Default Interest Periods

If any sum due and payable by an Obligor under a Finance Document is not paid on its due date or if any sum due and payable by the Obligor under any judgement of any court in connection with any Finance Document is not paid on the date of such judgement, the period beginning on such due date or, as the case may be, the date of such judgement and ending on the date upon which the obligation of such Obligor to pay such sum is discharged shall be divided into successive periods, each of which (other than the first) shall start on the last day of the preceding such period and the duration of each of which shall (except as otherwise provided in this clause 19) be selected by the Facility Agent.

19.2	Default Interest

An Unpaid Sum shall bear interest during each Term in respect thereof at the rate per annum which is the sum from time to time of 2.0 per cent per annum above LIBOR (on the Quotation Day therefor) plus:

(a)	in respect of any portion of an Unpaid Sum under clause 10.1 (Account Party’s Indemnity to the Lenders) which is Cash Collateralised, 0.275 per cent per annum; and

(b)	in respect of the balance of an Unpaid Sum or any other Unpaid Sum, 1.75 per cent per annum.

19.3	Payment of Default Interest

Any interest which has accrued under clause 19.2 (Default Interest) in respect of an Unpaid Sum shall be due and payable and shall be paid by the Obligor owing such Unpaid Sum on the last day of each Interest Period in respect thereof or on such other dates as the Facility Agent may specify by notice to such Obligor or the Parent (as the case may be).

19.4	Break Costs

If any Lender or the Facility Agent on its behalf receives or recovers all or any part of an Unpaid Sum otherwise than on the last day of a Term in respect thereof, the Account Party shall pay to the Facility Agent on demand for the account of that Lender an amount equal to the amount (if any) by which (a) the additional interest which would have been payable on the amount so received or recovered had it been received or recovered on the last day of such Term exceeds (b) the amount of interest which in the opinion of the Facility Agent would have been payable to the Facility Agent on the last day of that Term in respect of a sterling deposit equal to the amount so received or recovered placed by it with a prime bank in the Relevant Interbank Market for a period starting on the first Business Day following the date of such receipt or recovery and ending on the last day of that Term.

20.	CHANGES TO THE CALCULATION OF INTEREST

20.1	Absence of Quotations

Subject to clause 20.2 (Market Disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11.00 a.m. on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

20.2	Market Disruption

(a)	If a Market Disruption Event occurs in relation to an Unpaid Sum for any Interest Period, then the rate of interest on each Lender’s share of that Unpaid Sum for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	two per cent per annum; plus

(ii)	the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Unpaid Sum from whatever source it may reasonably select; and

(iii)	(A)	in respect of any portion of an Unpaid Sum under clause 10.1 (Account Party’s Indemnity to the Lenders) which is Cash Collateralised, 0.275 per cent per annum; and

(B)	in respect of the balance of an Unpaid Sum or any other Unpaid Sum, 1.75 per cent per annum.

(b)	In this agreement “Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Facility Agent to determine LIBOR for the relevant currency and Interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Facility Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent of that Unpaid Sum) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.

20.3	Alternative Basis of Interest or Funding

(a)	If a Market Disruption Event occurs and the Facility Agent or the Account Party so requires, the Facility Agent and the Account Party shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Account Party, be binding on all Parties.

21.	GUARANTEE AND INDEMNITY

21.1	Guarantee and Indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Guaranteed Finance Party punctual performance by each other Group Obligor of all that Group Obligor’s obligations under the Guaranteed Documents;

(b)	undertakes with each Guaranteed Finance Party that whenever another Group Obligor does not pay any amount when due under or in connection with any Guaranteed Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Guaranteed Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Guaranteed Finance Party immediately on demand against any cost, loss or liability it incurs as a result of the Account Party not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Guaranteed Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this clause 21 if the amount claimed had been recoverable on the basis of a guarantee.

21.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Group Obligor under the Guaranteed Documents, regardless of any intermediate payment or discharge in whole or in part.

21.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Group Obligor or any security for those obligations or otherwise) is made by a Guaranteed Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this clause 21 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

21.4	Waiver of Defences

The obligations of each Guarantor under this clause 21 will not be affected by an act, omission, matter or thing which, but for this clause, would reduce, release or prejudice any of its obligations under this clause 21 (without limitation and whether or not known to it or any Guaranteed Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Group Obligor or other person;

(b)	the release of any other Group Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Group Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of a Group Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Guaranteed Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Guaranteed Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Guaranteed Document or any other document or security; or

(g)	any insolvency or similar proceedings.

21.5	Guarantor Intent

Without prejudice to the generality of clause 21.4 (Waiver of Defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Guaranteed Documents and/or any facility or amount made available under any of the

Guaranteed Documents for the purposes of or in connection with any of the following: acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

21.6	Immediate Recourse

Each Guarantor waives any right it may have of first requiring any Guaranteed Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this clause 21. This waiver applies irrespective of any law or any provision of a Guaranteed Document to the contrary.

21.7	Appropriations

Until all amounts which may be or become payable by the Group Obligors under or in connection with the Guaranteed Documents have been irrevocably paid in full, each Guaranteed Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Guaranteed Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this clause 21.

21.8	Deferral of Guarantors’ Rights

Until all amounts which may be or become payable by the Group Obligors under or in connection with the Guaranteed Documents have been irrevocably paid in full and unless the Facility Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Guaranteed Documents or by reason of any amount being payable, or liability arising under this clause 21:

(a)	to be indemnified by a Group Obligor;

(b)	to claim any contribution from any other guarantor of any Group Obligor’s obligations under the Guaranteed Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Guaranteed Finance Parties under the Guaranteed Documents or of any other guarantee or security taken pursuant to, or in connection with, the Guaranteed Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Group Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under clause 21.1 (Guarantee and Indemnity);

(e)	to exercise any right of set-off against any Group Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Guaranteed Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Guaranteed Finance Parties by the Group Obligors under or in connection with the Guaranteed Documents to be repaid in full on trust for the Guaranteed Finance Parties and shall promptly pay or transfer the same to the Facility Agent or as the Facility Agent may direct for application in accordance with clause 33 (Payment Mechanics).

21.9	Release of Guarantors’ Right of Contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Guaranteed Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Guaranteed Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Guaranteed Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Guaranteed Document or of any other security taken pursuant to, or in connection with, any Guaranteed Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

21.10	Additional Security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Guaranteed Finance Party.

22.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this clause 22 to each Finance Party on the date of this agreement.

22.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

22.2	Binding Obligations

Subject to the Legal Reservations, the obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable obligations.

22.3	Non-Conflict with other Obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets in such a way which is likely to have a material adverse effect on the interest of the Lenders under the Finance Documents.

22.4	Power and Authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

22.5	Validity and Admissibility in Evidence

All Authorisations required:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

22.6	Legality, Validity and Enforceability

All acts, conditions and things required to be done, fulfilled and performed (other than compliance with section 860 of the Companies Act 2006) in order (a) to enable it lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in the Finance Documents and (b) to ensure that (subject to the Legal Reservations) the obligations expressed to be assumed by it in the Finance Documents are legal, valid, binding and enforceable have been done, fulfilled and performed.

22.7	No Material Adverse Change

Since the date as at which the most recent financial statements of the Account Party Group were stated to be prepared and save as disclosed in writing to the Facility Agent on or prior to the Effective Date, there has been no material adverse change in its business or financial condition or, as the case may be, that of the Account Party Group as a whole.

22.8	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in clause 26.9(a) (Insolvency Proceedings); or

(b)	creditors’ process described in clause 26.10 (Creditors’ Process),

has been taken or, to the knowledge of the Account Party, threatened in relation to a member of the Account Party Group and none of the circumstances described in clause 26.8 (Insolvency) applies to a member of the Account Party Group.

22.9	Deduction of Tax

It is not required under the law of its jurisdiction of incorporation to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

22.10	No Filing or Stamp Taxes

Under the law of its jurisdiction of incorporation, it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, save for the registration of any registrable charges created under the Security Documents and the payment of a fee in connection therewith.

22.11	No Default

(a)	No Event of Default and, on the date of this agreement, no Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which would have a Material Adverse Effect.

22.12	No Misleading Information

All written information provided to a Finance Party by any member of the Account Party Group was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any material respect. No information has been given or withheld that results in the information supplied to the Finance Parties by any member of the Account Party Group being untrue or misleading in any material respect.

22.13	Financial Statements

Its most recent financial statements, which at the date of this agreement are the Original Financial Statements, and at the Effective Date are the Refinancing Financial Statements, (in each case consolidated, if appropriate):

(a)	were prepared in accordance with accounting principles generally accepted in its jurisdiction of incorporation and consistently applied;

(b)	disclose all liabilities (contingent or otherwise) of which its directors were or might reasonably be expected to have been aware and all unrealised or anticipated losses of such Obligor (or, as the case may be, any member of the Account Party Group); and

(c)	save as disclosed therein, give a true and fair view of the financial condition and operations of such Obligor (or, as the case may be, the Account Party Group) during the relevant financial year.

22.14	Pari Passu Ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

22.15	No Proceedings Pending or Threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a material adverse effect on its business or financial condition have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries or involves a Managed Syndicate in the ordinary course of its insurance business.

22.16	Ranking

The Security has or (when duly registered) will have first ranking priority and is not subject to any prior ranking or pari passu ranking Encumbrances other than any Permitted Encumbrances which have prior ranking or pari passu ranking.

22.17	Security

Subject to the Legal Reservations, each Security Document to which it is a party validly creates each of the Encumbrances which is expressed by that Security Document and evidences each of the Encumbrances it is expressed to evidence.

22.18	Shares

(a)	The shares of any member of the Account Party Group which are subject to the Security are fully paid and not subject to any option to purchase or similar rights.

(b)	The constitutional documents of companies whose shares are subject to the Security do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Security.

(c)	There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of any Obligor or member of the Account Party Group (including any option or right of pre-emption or conversion).

22.19	Encumbrances

Save for Permitted Encumbrances, no Encumbrance exists over all or any of the present or future revenues or assets of any member of the Account Party Group.

22.20	Ownership of the Chaucer Name

Each Chaucer Name is a wholly-owned Subsidiary of the Account Party and is duly authorised to underwrite business at Lloyd’s.

22.21	No Breach of Borrowing Restrictions

The utilisation of the Facility in full by the Account Party will not result in or cause a breach of any borrowing restriction which applies to any Obligor.

22.22	Sanctions

No Obligor, nor any of its Subsidiaries or directors, is either:

(a)	listed, or is owned or controlled, directly or indirectly, by any person which is listed, on an SDN List;

(b)	located, organised or resident in a country which is the subject of Sanctions; or

(c)	a governmental agency, authority, or body or state-owned enterprise of any country which is the subject of Sanctions.

22.23	Repetition

The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on:

(a)	the date of each Utilisation Request; and

(b)	the Commencement Date of each Letter of Credit and every six Months after that date until the Expiry Date of that Letter of Credit.

23.	INFORMATION UNDERTAKINGS

The undertakings in this clause 23 remain in force from the date of this agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

23.1	Financial Statements of the Account Party Group

The Account Party shall supply to the Facility Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within 210 days after the end of each of its financial years, the annual financial statements of each Chaucer Name and any other member of the Account Party Group which is an Obligor for that financial year; and

(b)	as soon as the same become available, but in any event within 60 days after the end of each quarter of its financial years, its consolidated management accounts for that quarter prepared in accordance with US GAAP.

23.2	Compliance Certificates

(a)	The Account Party shall supply to the Facility Agent, with each set of financial statements delivered pursuant to clause 23.1 (Financial Statements of the Account Party Group), a Compliance Certificate:

(i)	setting out (in reasonable detail) computations as to compliance with clause 24.1 (Financial Condition of the Account Party) as at the date as at which those financial statements were drawn up; and

(ii)	listing all Material Companies and setting out (in reasonable detail) computations which determine those companies’ classification as Material Companies.

(b)	Each Compliance Certificate shall be signed by two directors of the Account Party.

23.3	Budget of the Account Party

(a)	The Account Party shall supply to the Facility Agent in sufficient copies for all the Lenders, as soon as the same have been approved by its board of directors but in any event no later than 30 days prior to the start of each of its financial years, an annual budget and/or annual consolidated budget for that financial year.

(b)	The Account Party shall ensure that each budget:

(i)	is in a form reasonably acceptable to the Facility Agent and includes a projected consolidated profit and loss account (or equivalent income statement) and cashflow statement for the Account Party Group and projected financial covenant calculations;

(ii)	is prepared in accordance with US GAAP, and the accounting practices and financial reference periods applied to financial statements under clause 23.1 (Financial Statements of the Account Party Group),

and has been approved by the board of directors of the Account Party.

23.4	Annual Report for each Managed Syndicate

The Account Party shall, as soon as the same become available, but in any event within 90 days after the end of each year of account of each Managed Syndicate, deliver to the Facility Agent in sufficient copies for all the Lenders, the annual report for that Managed Syndicate, audited by an internationally recognised firm of auditors licensed to practice in the jurisdiction of incorporation of the Managing Agent and on the list of auditors approved by the Council of Lloyd’s from time to time.

23.5	Quarterly Information Pack

The Account Party shall, as soon as the same become available, but in any event within 60 days after the end of each quarter of each year of account of each Managed Syndicate, deliver to the Facility Agent an information pack which will include (but is not limited to) a profit and loss statement, balance sheet, cashflow statement, quarterly returns or its equivalent, settlement statistics, a statement of current forecast underwriting results and a statement on the solvency deficit position (including calculations in reasonable detail) for each Managed Syndicate.

23.6	Business Plan and Realistic Disaster Scenario for each Managed Syndicate

The Account Party shall, as soon as the same becomes available, but in any event within 30 days of the date prescribed by the Council of Lloyd’s with respect to the preparation and despatch thereof, deliver to the Facility Agent the annual business plan then prepared in respect of a Managed Syndicate (including details of the capital stack and reinsurance layers) and (if separate) the Realistic Disaster Scenario relating thereto.

23.7	Reinsurance Resume for each Managed Syndicate

The Account Party shall, as soon as the same becomes available but in any event within 90 days of 1 January each year, deliver to the Facility Agent a copy of the reinsurance resume of each Managed Syndicate as delivered by the Account Party to Lloyd’s from time to time in accordance with the Lloyd’s Syndicate Accounting Rules.

23.8	Information in respect of Third Party Syndicates

The Account Party shall, as soon as the same become available but in any event within 90 days after the end of each year of account of each Third Party Syndicate, deliver to the Facility Agent the annual report of that Third Party Syndicate audited by an internationally recognised firm of auditors licensed to practise in the jurisdiction of incorporation of the Managing Agent and on the list of auditors approved by the Council of Lloyd’s from time to time.

23.9	Requirements as to Financial Statements

(a)	Each set of financial statements delivered by the Account Party pursuant to clause 23.1 (Financial Statements of the Account Party Group) shall be certified by a director of the relevant company as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

(b)

The Account Party shall procure that each set of financial statements of an Obligor delivered pursuant to clause 23.1 (Financial Statements of the Account Party Group) is prepared using accounting policies, practices, procedures and reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor (or, in respect of the financial statements of HIIH, is prepared using accounting policies, practices, procedures and reference periods consistent with those applied in the preparation of the Original Financial Statements for the Account Party) (other than the consolidated management accounts for each quarter which will be prepared in accordance with US GAAP)

unless, in relation to any set of financial statements, it notifies the Facility Agent that there has been a change in such accounting policies, practices, procedures or reference periods and its auditors (or, if appropriate, the auditors of that Obligor) deliver to the Facility Agent:

(i)	a description of any change necessary for those financial statements to reflect the accounting policies, practices, procedures and reference periods upon which that Obligor’s Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Facility Agent, to enable the Lenders to determine whether clause 24 (Financial Conditions) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor’s Original Financial Statements.

23.10	Lloyd’s Syndicate Accounting Rules

The Account Party shall ensure that each annual report in respect of each Managed Syndicate delivered pursuant to clause 23.3 (Annual Report for each Managed Syndicate) is prepared in accordance with Lloyd’s Syndicate Accounting Rules under accounting policies consistently applied.

23.11	Litigation and Regulatory Intervention

The Account Party shall notify the Facility Agent of any actual or (upon it becoming aware of the same) any threatened litigation or arbitration (whether as plaintiff or defendant and whether civil, criminal or administrative) and/or any actual or threatened regulatory intervention by Lloyd’s and/or the FCA and/or the PRA in respect of the Account Party Group and/or a Managed Syndicate which are likely to be adversely determined and/or made and which, if adversely determined and/or made, would have a material adverse effect on the business or financial condition of the Account Party Group and/or a Managed Syndicate (but excluding any litigation or arbitration involving a Managed Syndicate in the ordinary course of its insurance business).

23.12	Inspection of Books and Records

If there are reasonable grounds to believe that an Event of Default has occurred and is continuing, each Obligor shall, on request of the Facility Agent and upon reasonable notice, provide the Facility Agent and/or its advisers with access, during the normal business hours to and permit inspection of its books and records.

23.13	Information on FAL

The Account Party shall provide the Facility Agent with a description and valuation of its FAL in the Compliance Certificate to be accompanied with the quarterly financial statements delivered in accordance with clause 23.1 (Financial Statements of the Account Party Group).

23.14	Information: Miscellaneous

The Account Party shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):

(a)	all documents dispatched by the Account Party to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)	all regulatory returns dispatched by the Account Party to Lloyd’s;

(c)	promptly, such information as the Security Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Security Documents; and

(d)	promptly, such further information regarding the financial condition and business of any member of the Group, the Managed Syndicates and the Third Party Syndicates as any Finance Party (through the Facility Agent) may reasonably request except (i) where the furnishing of such information is restricted or prohibited by applicable law or regulation or (ii) the furnishing of such information does not comply with any requirement as to confidentiality which applies to such Obligor.

23.15	Notification of Default

(a)	Each Obligor shall (unless that Obligor is aware that a notification has already been provided by another Obligor) notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly upon a request by the Facility Agent, the Account Party shall supply to the Facility Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

23.16	“Know Your Customer” Checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this agreement;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Facility Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Facility Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Account Party shall, by giving not less than ten Business Days’ prior written notice to the Facility Agent, notify the Facility Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Guarantor pursuant to clause 28 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Guarantor obliges the Facility Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Account Party shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Facility Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this agreement as an Additional Guarantor.

24.	FINANCIAL CONDITION

24.1	Financial Condition of the Account Party

The Account Party shall ensure that its financial condition is such that:

(a)	any Uncovered Deficit shall not exceed 10 per cent of the aggregate of the Chaucer Names’ Member’s Syndicate Premium Limits;

(b)	the aggregate of the Member’s Share of the estimated net losses in respect of any of the scenarios contained in the Realistic Disaster Scenarios prepared in relation to Syndicate 1084 of each Underwriting Member shall not exceed 20 per cent of the aggregate Member’s Syndicate Premium Limit of such Underwriting Members in any one year of account; and

(c)	the Uncollateralised Outstandings shall not at any time exceed 40 per cent of the total Funds at Lloyd’s of the Account Party (including Subordinated Funds at Lloyd’s and FAL provided in accordance with this agreement).

24.2	Financial Testing

The financial covenants set out in clause 24.1 (Financial Condition of the Account Party) shall be complied with at all times but compliance with such financial covenants shall be verified by reference to each of the relevant financial statements and each relevant Compliance Certificate delivered pursuant to clause 23.2 (Compliance Certificates).

24.3	Accounting Terms

All accounting expressions which are not otherwise defined in this agreement shall be construed in accordance with GAAP.

25.	GENERAL UNDERTAKINGS

The undertakings in this clause 25 remain in force from the date of this agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

25.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Facility Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

25.2	Compliance with Laws

Each Obligor shall comply in all respects with all laws, by-laws and regulations (including, without limitation, under the Financial Services and Markets Act 2000 (and related subordinate legislation), the Lloyd’s Acts 1871 to 1982 and the Lloyd’s Sourcebook Instrument 2001 (as amended from time to time) and any conditions or requirements prescribed thereunder) to which it may be subject, if failure so to comply would reasonably be expected to have a Material Adverse Effect.

25.3	Negative Pledge

(a)	No Obligor shall (and the Account Party shall ensure that no other member of the Account Party Group will) create or permit to subsist any Security over any of its assets other than a Permitted Encumbrance.

(b)	No Obligor shall (and the Account Party shall ensure that no other member of the Account Party Group will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset, other than a Permitted Encumbrance.

25.4	Disposals

(a)	No Obligor shall (and the Account Party shall ensure that no other member of the Account Party Group will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) does not apply to any sale, lease, transfer or other disposal by a member of the Account Party Group:

(i)	of any investments made in the ordinary course of business of the disposing entity;

(ii)	of obsolete assets for cash;

(iii)	made with the prior consent of the Majority Lenders; or

(iv)	of tangible assets where the book value (when aggregated with the book value of all other tangible assets sold, leased, transferred or otherwise disused of in the same financial year) does not exceed £10,000,000 (or its equivalent in another currency or currencies).

25.5	Merger

No Obligor shall (and the Account Party shall ensure that no other member of the Account Party Group will) enter into any amalgamation, demerger, merger or corporate reconstruction without the prior consent of the Majority Lenders (which consent, in the case of a merger or amalgamation between two members of the Group which are not Obligors, shall not be unreasonably withheld or delayed).

25.6	Change of Business

The Account Party shall procure that no substantial change is made to the general nature of the business of the Account Party, any member of the Account Party Group or any other Obligor from that carried on at the date of this agreement.

25.7	Financial Indebtedness

No Obligor shall (and the Account Party shall ensure that no other member of the Account Party Group will) incur or allow to remain outstanding any Financial Indebtedness, other than Permitted Financial Indebtedness.

25.8	Pari Passu Ranking

Each Obligor shall ensure that at all times the claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

25.9	Insurance

Each Obligor shall (and the Account Party shall ensure that each other member of the Account Party Group will) maintain insurance (other than and in addition to any reinsurance in respect of such members’ underwriting business) on and in relation to its business and assets against those risks and to such extent as is usual for companies carrying on the same or substantially similar business with any reputable underwriters or reputable insurance company.

25.10	Further Assurance

Each Obligor shall take all steps reasonably requested by the Facility Agent to ensure the creation, perfection and maintenance at all times of the Security intended to be constituted by the Security Documents.

25.11	Ownership of the Chaucer Names

The Account Party shall ensure that each Chaucer Name remains its wholly-owned Subsidiary.

25.12	Application of Funds at Lloyd’s and Cash Calls

(a)	The Account Party shall use all reasonable endeavours to ensure that the Subordinated Funds at Lloyd’s of the Account Party are applied to the fullest extent possible before any payment is requested under a Letter of Credit.

(b)	The Account Party shall ensure that the Managing Agent will make a request for funds of a Chaucer Name in its capacity as a member of each Managed Syndicate before applying the Funds at Lloyd’s of that Chaucer Name in the payment of any claims, expenses or outgoings made or incurred in connection with its underwriting business.

25.13	Demands for Payment of FAL

The Account Party shall upon service on it by Lloyd’s (or the trustee for the time being of such Funds at Lloyd’s) of a written demand for the payment of a sum on account of its Funds at Lloyd’s immediately inform the Facility Agent of such demand.

25.14	Investment Strategy

The Account Party shall ensure that there is no material change to the investment strategy pursued by the Account Party Group as at the date of this agreement without the prior written consent of the Majority Lenders.

25.15	Business plan

The Account Party shall ensure that there is no material change to the business plan submitted in accordance with clause 23.6 (Business Plan and Realistic Disaster Scenario for each Managed Syndicate) without the prior written consent of the Majority Lenders.

25.16	Prohibition on underwriting by Obligors

The Account Party shall procure that the only members of the Account Party Group to underwrite business at Lloyd’s will be the Chaucer Names.

25.17	Reinsurance FAL

(a)	The Account Party will not amend its FAL arrangements, including the addition of any Reinsurance FAL, without first obtaining the written consent of the Majority Lenders, such consent not to be unreasonably withheld or delayed.

(b)	If the Account Party obtains any Reinsurance FAL for the 2014 or 2015 years of account (“2014/2015 Reinsurance FAL”), the Account Party shall use its best endeavours to:

(i)	obtain and deliver to the Facility Agent, a replacement Letter of Comfort executed by Lloyd’s incorporating the 2014/2015 Reinsurance FAL as additional Subordinated Funds at Lloyd’s for the 2014/2015 years of account; and

(ii)	procure an amendment to the FAL Providers Deed to provide for the accession of the provider or providers of the 2014/2015 Reinsurance FAL and to amend clause 2.4 of the FAL Providers Deed so that the order of priority includes the application of 2014/2015 Reinsurance FAL prior to the FAL provided under this agreement.

25.18	Ownership of Obligors

The Account Party shall ensure that each other Obligor (other than HIIH) is and remains a direct or indirect Subsidiary of the Account Party.

25.19	Centre of Main Interests

No Obligor shall, and each Obligor will procure that none of its Subsidiaries will, do anything to change the location of its centre of main interests, for the purposes of Council

Regulation (EC) No 1346/2000 of 29 May 2000 on insolvency proceedings, where that change would be reasonably likely to be materially adverse to the interests of the Finance Parties.

25.20	Sanctions

(a)	Each Obligor will ensure that the proceeds of the Letter of Credit will not, directly or indirectly, be used or paid for the purposes of any transaction in violation of applicable Sanctions, to the extent that such use or payment would reasonably be expected to result in a Material Adverse Effect.

(b)	No Obligor shall engage in any conduct which would reasonably be expected to cause it to become a subject of Sanctions in any material respect.

26.	EVENTS OF DEFAULT

Each of the events or circumstances set out in clause 26 is an Event of Default (save for clause 26.27 (Acceleration and Cancellation)).

26.1	Non-Payment

Any Group Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within five Business Days of its due date.

26.2	Financial Condition and Other Specific Covenants

(a)	At any time any requirement of clause 24.1 (Financial Condition of the Account Party) or section 4.03 (Financial Covenants) of the Parent Guarantee is not satisfied.

(b)	An Obligor fails duly to perform or comply with any of the obligations expressed to be assumed by it in clause 23 (Information Undertakings), clause 25.3 (Negative Pledge), clause 25.4 (Disposals), clause 25.5 (Mergers), clause 25.7 (Financial Indebtedness), clause 25.11 (Ownership of the Chaucer Names), clause 25.12(a) (Application of Funds at Lloyd’s and Cash Calls) and clause 25.13 (Demands for Payment of FAL).

(c)	The Parent fails duly to perform or comply with any of the obligations expressed to be assumed by it in sections 4.02(a) (Reporting Requirements) and section 4.04(a) (Financial Debt) to (d) (Disposition of Assets) (inclusive) of the Parent Guarantee.

26.3	Other Obligations

(a)	Any Group Obligor does not comply with any provision of the Finance Documents (other than those referred to in clause 26.1 (Non-Payment) and clause 26.2 (Financial Condition and Other Specific Covenants)).

(b)	No Event of Default under paragraph (a) will occur if the failure to comply is capable of remedy and is remedied within 30 days of the earlier of:

(i)	the Facility Agent giving notice to the Account Party or the Parent; and

(ii)	any Group Obligor becoming aware of the failure to comply.

26.4	Misrepresentation

Any representation or statement made or deemed to be made by any Group Obligor in the Finance Documents or any notice or other document, certificate or statement delivered by or on behalf of any Group Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

26.5	Change in Control

The occurrence of a Change in Control.

26.6	Cross Default

(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this clause 26.6 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) (inclusive) above in respect of the Group, is less than $50,000,000 (or its equivalent in any other currency or currencies).

26.7	Failure to Comply with Final Judgment

Any member of the Group fails to comply with or pay any sum due from it in excess of $50,000,000 (to the extent not covered by an insurer having a minimum A.M. Best financial strength rating of A- that has not denied coverage) under any final judgement or any final order made or given by any court of competent jurisdiction within 45 days of any such judgement or order being made or given.

26.8	Insolvency

(a)	Any Group Obligor or a Material Subsidiary is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Group Obligor or a Material Subsidiary is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Group Obligor or a Material Subsidiary.

26.9	Insolvency Proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Group Obligor or a Material Subsidiary;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Group Obligor or a Material Subsidiary;

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Group Obligor or a Material Subsidiary or any of its assets; or

(iv)	enforcement of any Security over any assets of any Group Obligor or a Material Subsidiary provided such enforcement is not stayed within 15 Business Days or any event occurs which under the laws of any jurisdiction has a similar or analogous effect.

(b)	Paragraph (a)(i) to (iii) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 60 days of commencement or, if earlier, the date on which it is advertised.

26.10	Creditors’ Process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any Group Obligor or a Material Subsidiary and is not discharged within 15 Business Days.

26.11	Similar Events Elsewhere

There occurs in relation to any Group Obligor or any Material Subsidiary or any of its assets in any country or territory in which it is incorporated or carries on business or to the jurisdiction of whose courts it or any of its assets is subject any event which appears to the Facility Agent to correspond in that country or territory with any of those mentioned in clauses 26.8 (Insolvency) to 26.10 (Creditors’ Process) (inclusive).

26.12	Unlawfulness

(a)	It is or becomes unlawful for any Group Obligor to perform any of its obligations under the Finance Documents.

(b)	Any Finance Document or any obligation of any Group Obligor thereunder are not or ceases to be in full force and effect or is alleged by a Group Obligor to be ineffective for any reason.

26.13	Repudiation

Any Group Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

26.14	Cessation of Business

Any member of the Account Party Group or the Parent suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of the business which it carries on at the date of this agreement or enters into any unrelated business.

26.15	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced against any member of the Group or its assets which, in the opinion of the Majority Lenders (acting reasonably), has, or is reasonably likely to have, a Material Adverse Effect.

26.16	Solvency Test

A Chaucer Name fails as a Member to maintain the members’ capital resources requirement calculated by Lloyd’s and notified to it in accordance with the General Prudential Sourcebook and INSPRU.

26.17	Ownership of the Chaucer Names

Any Chaucer Name ceases to be a wholly-owned Subsidiary of the Account Party.

26.18	Financial Services and Markets Act 2000 and Lloyd’s Acts 1871-1982

(a)	A failure by Lloyd’s (or, where appropriate, the members of Lloyd’s taken together) to satisfy the solvency requirements to which it is or they are subject by virtue of Part XIX of the Financial Services and Markets Act 2000, the General Prudential Sourcebook, INSPRU (each as amended from time to time) or any statutory provision enacted after the date of this agreement and a failure to comply with any binding requirement to rectify the position within the time period permitted for such rectification; or

(b)	the authorisation or permission granted to Lloyd’s to carry on a regulated activity pursuant to the Financial Markets and Services Act 2000 is withdrawn, removed, revoked or cancelled by the PRA,

which, in either such case, in the reasonable opinion of the Majority Lenders, is reasonably likely materially and adversely to affect the ability of the Account Party to perform or comply with its material obligations under the Finance Documents.

26.19	Modification of Lloyd’s Acts, Byelaws or Trusts

Any modification, repeal, amendment, replacement or revocation of Lloyd’s Acts 1871 to 1982, any byelaw or any deed or agreement required by Lloyd’s to be executed or entered into by any person in connection with insurance business at Lloyd’s (whether carried on by such person or otherwise) or any trust created thereby is made or proposed which, in the reasonable opinion of the Majority Lenders, is reasonably likely materially and adversely to affect the ability of the Account Party to perform or comply with its material obligations under the Finance Documents.

26.20	Lloyd’s Market Reorganisation Order

The making of a Lloyd’s Market Reorganisation Order provided that:

(a)	the Account Party is an affected market participant as defined in the Insurers (Reorganisation and Winding Up) (Lloyd’s) Regulations 2005; and

(b)	the making of the order in the reasonable opinion of the Facility Agent (acting on the instructions of the Majority Lenders) is reasonably likely materially and adversely to affect the ability of the Account Party to perform or comply with its material obligations under the Finance Documents.

26.21	FAL Providers Deed

(a)	Any party to the FAL Providers Deed (other than the Facility Agent) does not comply with any provision of the FAL Providers Deed.

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days of the earlier of:

(i)	the Facility Agent giving notice to the Account Party; and

(ii)	an Obligor becoming aware of the failure to comply.

(c)	Any representation or statement made or deemed to be made by a party in the FAL Providers Deed (other than the Facility Agent) or any notice or other document, certificate or statement delivered by or on behalf of any such party under or in connection with the FAL Providers Deed is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(d)	The FAL Providers Deed or any obligation of a party (other than the Facility Agent) thereunder is not or ceases to be in full force and effect or is alleged by any such party to be ineffective for any reason.

26.22	Cash Collateral

The Account Party fails duly to perform or comply with its obligations to pay Cash Collateral into the Specified Account in the amounts and at the times required under clause 11.3 (Mandatory Cash Collateralisation of Letters of Credit).

26.23	Material Adverse Change

Any event or circumstance occurs which the Majority Lenders reasonably believe has or is reasonably likely to have a Material Adverse Effect.

26.24	Deed of Priority

(a)	Any party to the Deed of Priority (other than the Security Agent) does not comply with any provision of the Deed of Priority.

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days of the earlier of:

(i)	the Facility Agent giving notice to the Account Party; and

(ii)	an Obligor becoming aware of the failure to comply.

(c)	The Deed of Priority or any obligation of a party (other than the Security Agent) thereunder is not or ceases to be in full force and effect or is alleged by any such party to be ineffective for any reason.

26.25	ERISA

An ERISA Event shall have occurred that, in the opinion of the Majority Lenders, when taken together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect.

26.26	US Bankruptcy Proceeding

Without limiting any of the other clauses of this clause 26:

(a)	a court of the United States of America or any state thereof (a “US Federal or State Court”) having jurisdiction in the premises shall enter a decree or order for relief in respect of the Parent or any Material Subsidiary in an involuntary case under the US Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law of the United States of America or any state thereof now or hereafter in effect, which decree or order is not stayed within seven days of it being entered; or any other similar relief shall be granted under any applicable US federal or state law;

(b)	an involuntary case shall be commenced against the Parent or any Material Subsidiary under the US Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law of the United States of America or any state thereof now or hereafter in effect; or a decree or order of a US Federal or State Court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Parent or any Material Subsidiary, or over all or a substantial part of its property, shall have been entered; and in any such event described in this paragraph (b) shall continue for 60 days unless dismissed, bonded or discharged; or

(c)	the Parent or any Material Subsidiary shall have an order for relief entered with respect to it or commence a voluntary case under the US Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law of the United States of America or any state thereof now or hereafter in effect, or shall consent to the entry of an order for relieve in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law.

26.27	Acceleration and Cancellation

(a)	Subject to paragraph (b) below, on and at any time after the occurrence of an Event of Default which is continuing, the Facility Agent may, and shall if so directed by all the Lenders:

(i)	by notice to the Account Party:

(A)	require the Account Party to use best endeavours to procure that the liabilities of the Lenders under each Letter of Credit are promptly reduced to zero; and/or

(B)	require the Account Party to procure that Cash Collateral is, within 3 Business Days of demand, provided for each Letter of Credit in an amount specified by the Facility Agent (acting on the instructions of the Majority Lenders) (whereupon the Account Party shall do so); and/or

(C)	declare that the whole of the Available Facility shall be cancelled, whereupon the same shall be cancelled and the Available Commitment of each Lender shall be reduced to zero;

(ii)	require the Account Party to use best endeavours to procure that:

(A)	all Letters of Credit are cancelled and returned by Lloyd’s to the Facility Agent; and

(B)	in relation to any Letters of Credit which are cancelled, Lloyd’s deliver written confirmation to the Facility Agent (on behalf of the Lenders) that:

(aa)	Lloyd’s has not retained any copies of any Letter of Credit; and

(bb)	Lloyd’s no longer places any reliance on any Letter of Credit,

in form and substance reasonably satisfactory to the Facility Agent;

(iii)	exercise (or direct the Security Agent to exercise) any or all of its rights, remedies, powers or discretions under any of the Finance Documents; and/or

(iv)	give a Notice of Termination to Lloyd’s in respect of any Letter of Credit.

(b)	If an Event of Default under clause 26.26 (US Bankruptcy Proceeding) occurs, then without notice to the Parent or any other act by the Facility Agent or any other person, the Facility, interest thereon, Cash Collateral in respect of each Letter of Credit issued for the account of the relevant member of the Group and all other amounts owed by such Obligor under the Finance Documents shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are expressly waived.

27.	CHANGES TO THE LENDERS

27.1	Assignments and Transfers by the Lenders

Subject to this clause 27, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”) provided that such bank, financial institution, trust, fund or other entity is an Approved Credit Institution.

27.2	Conditions of Assignment, Transfer or Accession

(a)	An assignment will only be effective on:

(i)	receipt by the Facility Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)	performance by the Facility Agent (to the extent it thinks fit) of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Facility Agent shall promptly notify to the Existing Lender and the New Lender.

(b)	A transfer or accession will only be effective if the procedure set out in clause 27.5 (Procedure for Transfer or Accession) is complied with.

(c)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under clause 13 (Tax Gross-Up and Indemnities) or clause 14 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(d)	Each New Lender, by executing the relevant Transfer Certificate, Assignment Agreement or Accession Letter, confirms, for the avoidance of doubt, that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this agreement on or prior to the date on which the transfer or assignment or accession becomes effective in accordance with this agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

27.3	Assignment, Transfer or Accession Fee

The New Lender shall, on the date upon which an assignment, transfer or accession takes effect, pay to the Facility Agent (for its own account) a fee of £3,000.

27.4	Limitation of Responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this clause 27; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

27.5	Procedure for Transfer or Accession

(a)	Subject to the conditions set out in clause 27.2 (Conditions of Assignment, Transfer or Accession) a transfer or accession is effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed (i) Transfer Certificate delivered to it by the Existing Lender and the New Lender or (ii) Accession Letter duly completed by the New Lender. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate or Accession Letter appearing on its face to comply with the terms of this agreement and delivered in accordance with the terms of this agreement, execute that Transfer Certificate or Accession Letter.

(b)	The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender or an Accession Letter delivered to it by a New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Facility Agent, the Arrangers, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Arrangers and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

(d)	On the Accession Date:

(i)	each of the New Lender and the other Parties shall assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and obligations acquired as a result of the Accession Letter; and

(ii)	the New Lender shall become a Party to this agreement as a “Lender”.

27.6	Procedure for Assignment

(a)	Subject to the conditions set out in clause 27.2 (Conditions of Assignment, Transfer or Accession) an assignment may be effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this agreement and delivered in accordance with the terms of this agreement, execute that Assignment Agreement.

(b)	The Facility Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	On the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement; and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)	Lenders may utilise procedures other than those set out in this clause 27.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with clause 27.5 (Procedure for Transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in clause 27.2 (Conditions of Assignment, Transfer or Accession).

27.7	Copy of Transfer Certificate or Assignment Agreement to Account Party

The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Account Party a copy of that Transfer Certificate or Assignment Agreement.

27.8	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this clause 27, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank or to a government authority, department or agency (including, without limitation, HM Treasury); and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

28.	CHANGES TO THE OBLIGORS

28.1	Assignments and Transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

28.2	Additional Guarantors

(a)	Subject to compliance with the provisions of clauses 23.16(c) and (d) (“Know Your Customer” Checks), the Account Party may request that any of its wholly-owned Subsidiaries become an Additional Guarantor.

(b)	The Account Party shall procure that any other member of the Account Party Group which is a Material Company shall, as soon as possible after becoming a Material Company, become an Additional Guarantor.

(c)	A Subsidiary of the Account Party shall become an Additional Guarantor if:

(i)	all the Lenders and the Overdraft Provider approve the addition of that Subsidiary (and each Lender hereby approves each Material Company);

(ii)	the Account Party delivers to the Security Agent a duly completed and executed Accession Letter; and

(iii)	the Security Agent has received all of the documents and other evidence listed in part 2 of schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Security Agent.

(d)	The Security Agent shall notify the Account Party and all the Guaranteed Finance Parties promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in part 2 of schedule 2 (Conditions Precedent).

28.3	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

28.4	Resignation of a Guarantor

(a)	The Account Party may request that a Guarantor (other than the Account Party) ceases to be a Guarantor by delivering to the Security Agent a Resignation Letter.

(b)	The Security Agent shall accept a Resignation Letter and notify the Account Party and the Facility Agent, the Lenders and the Overdraft Provider of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Account Party has confirmed this is the case); and

(ii)	all the Lenders and the Overdraft Provider have consented to the Account Party’s request.

29.	ROLE OF THE FACILITY AGENT AND THE ARRANGERS

29.1	Appointment of the Facility Agent

(a)	Each of the Finance Parties appoints the Facility Agent to act as its facility agent under and in connection with the Finance Documents.

(b)	Each of the Finance Parties authorises the Facility Agent to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

29.2	Duties of the Facility Agent

(a)	Subject to paragraph (b) below, the Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

(b)	Without prejudice to clause 27.7 (Copy of Transfer Certificate or Assignment Agreement to Account Party), paragraph (a) above shall not apply to any Transfer Certificate or to any Assignment Agreement.

(c)	Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	If the Facility Agent receives notice from a Party referring to this agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(e)	If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent or the Arrangers or the Security Agent) under this agreement it shall promptly notify the other Finance Parties.

(f)	The Facility Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

29.3	Role of the Arrangers

Except as specifically provided in the Finance Documents, the Arrangers has no obligations of any kind to any other Party under or in connection with any Finance Document.

29.4	No Fiduciary Duties

(a)	Nothing in this agreement constitutes the Facility Agent or the Arrangers as a trustee or fiduciary of any other person.

(b)	None of the Facility Agent nor the Arrangers or the Security Agent shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

29.5	Business with the Group

The Facility Agent and the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

29.6	Rights and Discretions of the Facility Agent

(a)	The Facility Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, Authorised Signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under clause 26.1 (Non-Payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Account Party (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Facility Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Facility Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under this agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent nor the Arrangers is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

29.7	Majority Lenders’ Instructions

(a)	Unless a contrary indication appears in a Finance Document, the Facility Agent shall:

(i)	exercise any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Facility Agent); and

(ii)	not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties other than the Security Agent.

(c)	The Facility Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Facility Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

29.8	Responsibility for Documentation

Neither the Facility Agent nor the Arrangers:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Facility Agent, the Arrangers, any Group Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated by the Finance Documents; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Security; or

(c)	is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

29.9	Exclusion of Liability

(a)	Without limiting paragraph (b) below, and without prejudice to the provisions of clause 33.10(e) (Disruption to Payment Systems etc.) the Facility Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document or the Security, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Facility Agent) may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Facility Agent may rely on this clause subject to clause 1.3 (Third Party Rights) and the provisions of the Third Parties Act.

(c)	The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

(d)	Nothing in this agreement shall oblige the Facility Agent or the Arrangers to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Facility Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent or the Arrangers.

29.10	Lenders’ Indemnity to the Facility Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Facility Agent (otherwise than by reason of the Facility Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to clause 33.10 (Disruption to Payment Systems etc.) notwithstanding the Facility Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) in acting as Facility Agent under the Finance Documents.

29.11	Resignation of the Facility Agent

(a)	The Facility Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the other Finance Parties and the Account Party.

(b)	Alternatively the Facility Agent may resign by giving 30 days’ notice to the other Finance Parties and the Account Party, in which case the Majority Lenders (after consultation with the Account Party) may appoint a successor Facility Agent. In addition, the Majority Lenders (after consultation with the Account Party) may require an Impaired Agent to resign after any notice period and (after consultation with the Account Party) may appoint a successor Facility Agent.

(c)	If the Majority Lenders have not appointed a successor Facility Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the retiring Facility Agent (after consultation with the Account Party) may appoint a successor Facility Agent (acting through an office in the United Kingdom).

(d)	The retiring Facility Agent shall, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

(e)	The Facility Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this clause 29. Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Account Party, the Majority Lenders may, by notice to the Facility Agent, require it to resign in accordance with paragraph (b) above. In this event, the Facility Agent shall resign in accordance with paragraph (b) above.

29.12	Confidentiality

(a)	In acting as agent for the Finance Parties, the Facility Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Facility Agent, it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent nor the Arrangers are obliged to disclose to any other person:

(i)	any confidential information; or

(ii)	any other information

if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

29.13	Relationship with the Lenders

(a)	The Facility Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Facility Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this agreement.

(b)	Each Lender shall supply the Facility Agent with any information that the Security Agent may reasonably specify (through the Facility Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Lender shall deal with the Security Agent exclusively through the Facility Agent and shall not deal directly with the Security Agent.

(c)	Any Lender may by notice to the Facility Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under clause 36.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of clause 36.2 (Addresses) and clause 36.6(a)(iii) (Electronic communication) and the Facility Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

29.14	Credit Appraisal by the Lenders

Without affecting the responsibility of any Group Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Facility Agent and the Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)	the adequacy, accuracy and/or completeness of any other information provided by the Facility Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Security or the existence of any Encumbrance affecting the Charged Property.

29.15	Facility Agent’s Management Time

Any amount payable to the Agent under clause 15.3 (Indemnity to the Facility Agent), clause 18 (Costs and Expenses) and clause 29.10 (Lenders’ indemnity to the Facility Agent) shall include the cost of utilising the Facility Agent’s management time or other resources, up to a maximum of £10,000 in any 12 month period, and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Account Party and the Lenders.

29.16	Deduction from Amounts Payable by the Facility Agent

If any Party owes an amount to the Facility Agent under the Finance Documents the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

30.	ROLE OF THE SECURITY AGENT

30.1	Appointment of the Security Agent

(a)	Each of the Guaranteed Finance Parties appoints the Security Agent to act as its security agent under and in connection with the Guaranteed Documents.

(b)	Each of the Guaranteed Finance Parties authorises the Security Agent to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Guaranteed Documents together with any other incidental rights, powers, authorities and discretions.

30.2	Trust

(a)	The Security Agent declares that it shall hold the Security on trust for the Secured Parties on the terms contained in this agreement.

(b)	Each of the Parties agrees that the Security Agent shall have only those duties, obligations and responsibilities expressly specified in this agreement or in the Security Documents to which the Security Agent is expressed to be a party (and no others shall be implied).

30.3	No Independent Power

The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Security or to exercise any rights or powers arising under the Security Documents except through the Security Agent.

30.4	Instructions to Security Agent and Exercise of Discretion

(a)	Subject to paragraphs (d) and (e) below, the Security Agent shall act in accordance with any instructions given to it by the Majority Lenders or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Security Agent and shall be entitled to assume that (i) any instructions received by it from the Facility Agent, the Lenders or a group of Lenders are duly given in accordance with the terms of the relevant Finance Documents and (ii) unless it has received actual notice of revocation, that those instructions or directions have not been revoked.

(b)	The Security Agent shall be entitled to request instructions, or clarification of any direction, from the Majority Lenders as to whether, and in what manner, it should exercise or refrain from exercising any rights, powers, authorities and discretions and the Security Agent may refrain from acting unless and until those instructions or clarification are received by it.

(c)	Any instructions given to the Security Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties.

(d)	Paragraph (a) above shall not apply:

(i)	where a contrary indication appears in this agreement;

(ii)	where this agreement requires the Security Agent to act in a specified manner or to take a specified action;

(iii)	in respect of any provision which protects the Security Agent’s own position in its personal capacity as opposed to its role of Security Agent for the Secured Parties including, without limitation, the provisions set out in clauses 30.6 (Security Agent’s Discretions) to clause 30.21 (Disapplication) (inclusive).

(e)	In exercising any discretion to exercise a right, power or authority under this agreement where it has not received any instructions from the Majority Lenders as to the exercise of that discretion, the Security Agent shall do so having regard to the interests of all the Secured Parties.

30.5	Security Agent’s Actions

The Security Agent may (but shall not be obliged to), in the absence of any instructions to the contrary, take such action in the exercise of any of its powers and duties under the Finance Documents as it considers in its discretion to be appropriate.

30.6	Security Agent’s Discretions

The Security Agent may:

(a)	assume (unless it has received actual notice to the contrary from the Facility Agent) that (i) no Default has occurred and no Group Obligor is in breach of or default under its obligations under any of the Guaranteed Documents and (ii) any right, power, authority or discretion vested by any Guaranteed Document in any person has not been exercised;

(b)	if it receives any instructions or directions from the Agent to take any action in relation to the Security, assume that all applicable conditions under the Guaranteed Documents for taking that action have been satisfied

(c)	engage, pay for and rely on the advice or services of any legal advisers, accountants, tax advisers, surveyors or other experts (whether obtained by the Security Agent or by any other Secured Party) whose advice or services may at any time seem necessary, expedient or desirable;

(d)	rely upon any communication or document believed by it to be genuine and, as to any matters of fact which might reasonably be expected to be within the knowledge of a Secured Party or any Group Obligor, upon a certificate signed by or on behalf of that person; and

(e)	refrain from acting in accordance with the instructions of any Party (including bringing any legal action or proceeding arising out of or in connection with the Guaranteed Documents) until it has received any indemnification and/or security that it may in its discretion require (whether by way of payment in advance or otherwise) for all costs, losses and liabilities which it may incur in so acting.

30.7	Security Agent’s Obligations

The Security Agent shall promptly:

(a)	copy to the Facility Agent the contents of any notice or document received by it from any Group Obligor under any Finance Document;

(b)	forward to a Party the original or a copy of any document which is delivered to the Security Agent for that Party by any other Party provided that, except where a Finance Document expressly provides otherwise, the Security Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party; and

(c)	inform the Facility Agent of the occurrence of any Default or any default by any Group Obligor in the due performance of or compliance with its obligations under any Guaranteed Document of which the Security Agent has received notice from any other party to this agreement.

30.8	Excluded Obligations

Notwithstanding anything to the contrary expressed or implied in the Guaranteed Documents, the Security Agent shall not:

(a)	be bound to enquire as to (i) whether or not any Default has occurred or (ii) the performance, default or any breach by any Group Obligor of its obligations under any of the Guaranteed Documents;

(b)	be bound to account to any other Party for any sum or the profit element of any sum received by it for its own account;

(c)	be bound to disclose to any other person (including but not limited to any Secured Party) (i) any confidential information or (ii) any other information if disclosure would, or might in its reasonable opinion, constitute a breach of any law or be a breach of fiduciary duty; or

(d)	have or be deemed to have any relationship of trust or agency with any Group Obligor.

30.9	Exclusion of Liability

None of the Security Agent, any Receiver nor any Delegate shall accept responsibility or be liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Security Agent or any other person in or in connection with any Guaranteed Document or the transactions contemplated in the Guaranteed Documents, or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Guaranteed Document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Guaranteed Document, the Charged Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Guaranteed Document or the Charged Property;

(c)	any losses to any person or any liability arising as a result of taking or refraining from taking any action in relation to any of the Guaranteed Documents, the Charged Property or otherwise, whether in accordance with an instruction from the Facility Agent or otherwise unless directly caused by its gross negligence or wilful misconduct;

(d)	the exercise of, or the failure to exercise, any judgment, discretion or power given to it by or in connection with any of the Guaranteed Documents, the Charged Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, the Guaranteed Documents or the Charged Property; or

(e)	any shortfall which arises on the enforcement or realisation of the Charged Property.

30.10	No Proceedings

No Party (other than the Security Agent, that Receiver or that Delegate) may take any proceedings against any officer, employee or agent of the Security Agent, a Receiver or a Delegate in respect of any claim it might have against the Security Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Guaranteed Document or any Charged Property and any officer, employee or agent of the Security Agent, a Receiver or a Delegate may rely on this clause subject to clause 1.3 (Third Party Rights) and the provisions of the Third Parties Rights Act.

30.11	Own Responsibility

Without affecting the responsibility of any Group Obligor for information supplied by it or on its behalf in connection with any Guaranteed Document, each Secured Party confirms to the Security Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Guaranteed Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy and enforceability of any Guaranteed Document, the Charged Property and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Guaranteed Document or the Charged Property;

(c)	whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Guaranteed Document, the Charged Property, the transactions contemplated by the Guaranteed Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Guaranteed Document or the Charged Property;

(d)	the adequacy, accuracy and/or completeness of any information provided by the Security Agent or by any other person under or in connection with any Guaranteed Document, the transactions contemplated by any Guaranteed Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Guaranteed Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Security or the existence of any Security affecting the Charged Property, and each Secured Party warrants to the Security Agent that it has not relied on and will not at any time rely on the Security Agent in respect of any of these matters.

30.12	No Responsibility to Perfect Security

The Security Agent shall not be liable for any failure to:

(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Group Obligor to any of the Charged Property;

(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any of the Guaranteed Documents or the Security;

(c)	register, file or record or otherwise protect any of the Security (or the priority of any of the Security) under any applicable laws in any jurisdiction or to give notice to any person of the execution of any of the Guaranteed Documents or of the Security;

(d)	take, or to require any of the Group Obligors to take, any steps to perfect its title to any of the Charged Property or to render the Security effective or to secure the creation of any ancillary Encumbrance under the laws of any jurisdiction; or

(e)	require any further assurances in relation to any of the Security Documents.

30.13	Insurance by Security Agent

(a)	The Security Agent shall not be under any obligation to insure any of the Charged Property, to require any other person to maintain any insurance or to verify any obligation to arrange or maintain insurance contained in the Guaranteed Documents. The Security Agent shall not be responsible for any loss which may be suffered by any person as a result of the lack of or inadequacy of any such insurance.

(b)	Where the Security Agent is named on any insurance policy as an insured party, it shall not be responsible for any loss which may be suffered by reason of, directly or indirectly, its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Facility Agent shall have requested it to do so in writing and the Security Agent shall have failed to do so within fourteen days after receipt of that request.

30.14	Custodians and Nominees

The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any assets of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this agreement or any document relating to the trust created under this agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this agreement or be bound to supervise the proceedings or acts of any person.

30.15	Acceptance of Title

The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any of the Group Obligors may have to any of the Charged Property and shall not be liable for or bound to require any Obligor to remedy any defect in its right or title.

30.16	Refrain from Illegality

Notwithstanding anything to the contrary expressed or implied in the Guaranteed Documents, the Security Agent may refrain from doing anything which in its opinion will or may be contrary to any relevant law, directive or regulation of any jurisdiction and the Security Agent may do anything which is, in its opinion, necessary to comply with any such law, directive or regulation.

30.17	Business with the Obligors

The Security Agent may accept deposits from, lend money to, and generally engage in any kind of banking or other business with any of the Group Obligors.

30.18	Winding up of Trust

If the Security Agent, with the approval of the Majority Lenders, determines that (a) all of the Secured Obligations and all other obligations secured by the Security Documents have been fully and finally discharged and (b) none of the Secured Parties is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Guaranteed Documents:

(a)	the trusts set out in this agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Security and the rights of the Security Agent under each of the Security Documents; and

(b)	any Retiring Security Agent shall release, without recourse or warranty, all of its rights under each of the Security Documents.

30.19	Powers Supplemental

The rights, powers and discretions conferred upon the Security Agent by this agreement shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by general law or otherwise.

30.20	Trustee Division Separate

(a)	In acting as trustee for the Secured Parties, the Security Agent shall be regarded as acting through its trustee division which shall be treated as a separate entity from any of its other divisions or departments.

(b)	If information is received by another division or department of the Security Agent, it may be treated as confidential to that division or department and the Security Agent shall not be deemed to have notice of it.

30.21	Disapplication

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this agreement. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this agreement, the provisions of this agreement shall, to the extent allowed by law, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this agreement shall constitute a restriction or exclusion for the purposes of that Act.

30.22	Resignation of the Security Agent

(a)	The Security Agent may resign and appoint one of its affiliates as successor by giving notice to the Account Party and the Secured Parties.

(b)	Alternatively the Security Agent may resign by giving notice to the other Parties in which case the Majority Lenders may appoint a successor Security Agent.

(c)	After consultation with the Account Party, the Majority Lenders may, by notice to the Security Agent, terminate the appointment of the Security Agent and appoint a successor Security Agent. That termination and new appointment may be made in respect of all or any part of the Security Agent’s duties, obligations and responsibilities.

(d)	If the Majority Lenders have not appointed a successor Security Agent in accordance with paragraph (b) or (c) above within 30 days after the notice of resignation or termination was given, the Security Agent (after consultation with the Facility Agent) may appoint a successor Security Agent.

(e)	The resigning or terminated Security Agent (the “Retiring Security Agent”) shall, at its own cost (in the case of resignation) and at the Account Party’s cost (in the case of termination), make available to the successor Security Agent such documents and records and provide such assistance as the successor Security Agent may reasonably request for the purposes of performing its functions as Security Agent under the Guaranteed Documents.

(f)	The Security Agent’s resignation or termination shall only take effect upon the transfer of all of the Charged Property to a duly appointed successor (unless the Security Agent, the intended successor and the Majority Lenders agree otherwise).

(g)	Upon the appointment of a successor, the Retiring Security Agent shall be discharged from any further obligation in respect of the Guaranteed Documents (other than its obligations under clause 30.18 (Winding up of Trust) and under paragraph (d) above) but shall, in respect of any act or omission by it whilst it was the Security Agent, remain entitled to the benefit of clauses 30 (Role of the Security Agent) and clause 10.1 (Account Party’s Indemnity to the Secured Parties). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if that successor had been an original Party.

(h)	The Facility Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Facility Agent pursuant to paragraph (c) above) if on or after the date which is three Months before the earliest FATCA Application Date relating to any payment to the Facility Agent under the Finance Documents, either:

(i)	the Facility Agent fails to respond to a request under clause 13.8 (FATCA Information) and a Lender reasonably believes that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Facility Agent pursuant to clause 13.8 (FATCA Information) indicates that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Facility Agent notifies the Account Party and the Lenders that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Facility Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

30.23	Delegation

(a)	Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any of the rights, powers and discretions vested in it by any of the Guaranteed Documents.

(b)	That delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Secured Parties and it shall not be bound to supervise, or be in any way responsible for any loss incurred by reason of any misconduct or default on the part of any such delegate or sub-delegate.

30.24	Additional Security Agents

(a)	The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it (i) if it considers that appointment to be in the interests of the Secured Parties or (ii) for the purposes of conforming to any legal requirements, restrictions or conditions which the Security Agent deems to be relevant or (iii) for obtaining or enforcing any judgment in any jurisdiction, and the Security Agent shall give prior notice to the Account Party and to the Facility Agent of that appointment.

(b)	Any person so appointed shall have the rights, powers and discretions (not exceeding those conferred on the Security Agent by this agreement) and the duties and obligations that are conferred or imposed by the instrument of appointment.

(c)	The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable VAT) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this agreement, be treated as costs and expenses incurred by the Security Agent.

31.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

32.	SHARING AMONG THE FINANCE PARTIES

32.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from any Obligor other than in accordance with clause 33 (Payment Mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Facility Agent;

(b)	the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with clause 33 (Payment Mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with clause 33.5 (Partial Payments).

32.2	Redistribution of Payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with clause 33.5 (Partial Payments) towards the obligations of that Obligor to the Sharing Finance Parties.

32.3	Recovering Finance Party’s Rights

On a distribution by the Facility Agent under clause 32.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

32.4	Reversal of Redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Facility Agent, pay to the Facility Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

32.5	Exceptions

(a)	This clause 32 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

33.	PAYMENT MECHANICS

33.1	Payments to the Facility Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Facility Agent specifies.

33.2	Distributions by the Facility Agent

Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to clause 33.3 (Distributions to an Obligor) and clause 33.4 (Clawback), be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

33.3	Distributions to an Obligor

The Facility Agent may (with the consent of the Obligor or in accordance with clause 34 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

33.4	Clawback

(a)	Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

33.5	Partial Payments

(a)	If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by any Obligor under the Finance Documents, the Facility Agent shall (to the extent permitted by applicable law) apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Facility Agent and the Security Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent shall, if so directed by Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) (inclusive) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

33.6	No Set-Off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

33.7	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

33.8	Currency of Account

(a)	Subject to paragraphs (b) to (e) (inclusive) below, Sterling is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment or prepayment of an Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than Sterling shall be paid in that other currency.

33.9	Change of Currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Account Party); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Account Party) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

33.10	Disruption to Payment Systems etc.

If either the Facility Agent determines (in its discretion) that a Disruption Event has occurred or the Facility Agent is notified by the Account Party that a Disruption Event has occurred:

(a)	the Facility Agent may, and shall if requested to do so by the Account Party, consult with the Account Party with a view to agreeing with the Account Party such changes to the operation or administration of the Facilities as the Facility Agent may deem necessary in the circumstances;

(b)	the Facility Agent shall not be obliged to consult with the Account Party in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Facility Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Facility Agent and the Account Party shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of clause 40 (Amendments and Waivers);

(e)	the Facility Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this clause 33.10; and

(f)	the Facility Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

33.11	Impaired Agent

(a)	If, at any time, the Facility Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Facility Agent in accordance with this clause 33 may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with a Lender nominated by the Majority Lenders and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this clause 33.11 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Facility Agent in accordance with this agreement, each Party which has made a payment to a trust account in accordance with this clause 33.11 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Facility Agent for distribution in accordance with clause 33.2 (Distributions by the Facility Agent).

34.	SET-OFF

Following an Event of Default which is continuing, a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

35.	APPLICATION OF PROCEEDS

35.1	Order of Application

All amounts from time to time received or recovered by the Security Agent in connection with the realisation or enforcement of all or any part of the Security shall be held by the Security Agent on trust to apply them at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the provisions of this clause 35), in the following order of priority:

(a)	in discharging any sums owing to the Security Agent, any Receiver or any Delegate;

(b)	in payment to the Agent, on behalf of the Secured Parties (or, in the case of the Overdraft Facility, directly to the Overdraft Provider), for application on a pro rata basis towards the discharge of all sums due and payable by any Obligor under any of the Finance Documents (to be applied) in accordance with clause 33.5 (Partial Payments) and the Overdraft Facility Letter to the extent that it constitutes Permitted Financial Indebtedness;

(c)	if none of the Obligors is under any further actual or contingent liability under any Guaranteed Document, in payment to any person to whom the Security Agent is obliged to pay in priority to any Obligor; and

(d)	the balance, if any, in payment to the relevant Obligor.

35.2	Investment of Proceeds

Prior to the application of the proceeds of the Security Property in accordance with clause 35.1 (Order of Application), the Security Agent may, in its discretion, hold all or part of those proceeds in an interest-bearing suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest being credited to the relevant account) pending the application from time to time of those monies in the Security Agent’s discretion in accordance with the provisions of this clause 35.

35.3	Currency Conversion

(a)	For the purpose of, or pending the discharge of, any of the Secured Obligations, the Security Agent may convert any moneys received or recovered by the Security Agent from one currency to another, at the Security Agent’s spot rate of exchange.

(b)	The obligations of any Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

35.4	Permitted Deductions

The Security Agent shall be entitled, in its discretion, (a) to set aside by way of reserve amounts required to meet and (b) to make and pay, any deductions and withholdings (on account of taxes or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this agreement, and to pay all Taxes which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this agreement).

35.5	Good Discharge

(a)	Any payment to be made in respect of the Secured Obligations by the Security Agent may be made to the Facility Agent on behalf of the Lenders or (as applicable) the Overdraft Provider and any payment made in that way shall be a good discharge, to the extent of that payment, by the Security Agent.

(b)	The Security Agent is under no obligation to make the payments to the Facility Agent or (as applicable) the Overdraft Provider under paragraph (a) above in the same currency as that in which the Secured Obligations owing to the relevant Lender or (as applicable) the Overdraft Provider are denominated.

35.6	Sums received by Obligors

If any of the Obligors receives any sum which, pursuant to any of the Guaranteed Documents, should have been paid to the Security Agent, that sum shall promptly be paid to the Security Agent for application in accordance with this clause 35.

36.	NOTICES

36.1	Communications in Writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

36.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Account Party, that identified with its name below;

(b)	in the case of each Lender or any other Obligor, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Facility Agent or the Security Agent, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five Business Days’ notice.

36.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under clause 36.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Facility Agent or the Security Agent will be effective only when actually received by the Facility Agent and then only if it is expressly marked for the attention of the department or officer identified with the Facility Agent’s signature below (or any substitute department or officer as the Facility Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Facility Agent.

(d)	Any communication or document made or delivered to the Account Party or the Parent (as applicable) in accordance with this clause will be deemed to have been made or delivered to each of the Obligors.

36.4	Notification of Address and Fax Number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to clause 36.2 (Addresses) or changing its own address or fax number, the Facility Agent shall notify the other Parties.

36.5	Communication when Facility Agent is Impaired Agent

If the Facility Agent is an Impaired Agent, the Parties may, instead of communicating with each other through the Facility Agent, communicate with each other directly and (while the Facility Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Facility Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Facility Agent has been appointed.

36.6	Electronic Communication

(a)	Any communication to be made between the Facility Agent and a Lender or the Security Agent under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Facility Agent, the Security Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Facility Agent and a Lender or the Security Agent will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Facility Agent or the Security Agent only if it is addressed in such a manner as the Facility Agent or the Security Agent shall specify for this purpose.

36.7	English Language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

37.	CALCULATIONS AND CERTIFICATES

37.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

37.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

37.3	Day Count Convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

38.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

39.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this agreement are cumulative and not exclusive of any rights or remedies provided by law.

40.	AMENDMENTS AND WAIVERS

40.1	Required Consents

(a)	Subject to clause 40.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders, the Account Party and the Parent and any such amendment or waiver will be binding on all Parties.

(b)	The Facility Agent or in respect of the Security Documents, the Security Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause.

(c)	Each Obligor agrees to any such amendment or waiver permitted by this clause 40. which is agreed to by the Account Party and the Parent. This includes any amendment or waiver which would, but for this paragraph (c), require the consent of all of the Guarantors.

40.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	a change to the Guarantors other than in accordance with clause 28 (Changes to the Obligors) or a change to the identity of the guarantor under the Parent Guarantee;

(vi)	any provision which expressly requires the consent of all the Lenders;

(vii)	clause 2.2 (Finance Parties’ Rights and Obligations), clause 27 (Changes to the Lenders), clause 32 (Sharing among the Finance Parties) or this clause 40;

(viii)	clause 11.3 (Mandatory Cash Collateralisation or Cancellation of Letters of Credit) or clause 11.4 (Mandatory Cancellation – Extension of Facility);

(ix)	the definition of “Availability Period” in clause 1.1 (Definitions);

(x)	clause 24.1 (Financial Condition) or section 4.03 (Financial Covenants) of the Parent Guarantee;

(xi)	a waiver of an Event of Default;

(xii)	the nature or scope of the guarantee and indemnity granted under clause 20 (Guarantee and Indemnity) or under the Parent Guarantee;

(xiii)	the nature and scope of the Charged Property or the manner in which the proceeds of enforcement of the Security are distributed; or

(xiv)	the release of any Security or the Parent Guarantee,

shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Facility Agent, an Arranger or the Security Agent (each in their capacity as such) may not be effected without the consent of the Facility Agent, that Arranger or, as the case may be, the Security Agent.

(c)	An amendment or waiver which relates to the rights or obligations of the Overdraft Provider (including any such amendment or waiver referred to in paragraphs (a)(v), (viii), (ix) or (x) above) may not be effected without the consent of the Overdraft Provider.

40.3	Replacement of a Defaulting Lender

(a)	The Account Party may, at any time a Lender has become and continues to be a Defaulting Lender, by giving ten Business Days’ prior written notice to the Facility Agent and that Lender:

(i)	replace that Lender by requiring that Lender to (and that Lender shall) transfer pursuant to clause 27 (Changes to the Lenders) all (and not part only) of its rights and obligations under this agreement;

(ii)	require that Lender to (and that Lender shall) transfer pursuant to clause 27 (Changes to the Lenders) all (and not part only) of the undrawn Commitment of that Lender; or

(iii)	require that Lender to (and that Lender shall) transfer pursuant to clause 27 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Facility,

to a Lender or other Approved Credit Institution selected by the Account Party, and which (unless the Facility Agent is an Impaired Agent) is acceptable to the Facility Agent (acting reasonably), which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations on the same basis as the transferring Lender).

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this clause shall be subject to the following conditions:

(i)	the Account Party shall have no right to replace the Facility Agent or Security Agent;

(ii)	the Default Lender must receive the purchase price in cash payable at the time of transfer equal to any amount paid by that Defaulting Lender under or in connection with any Letter of Credit and all accrued interest, fees, break costs and any other amount payable to such Defaulting Lender under the Finance Documents;

(iii)	neither the Facility Agent nor the Defaulting Lender shall have any obligation to the Account Party to find a replacement Lender; and

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

41.	CONFIDENTIALITY

41.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by clause 41.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

41.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed of clause 29.13(c) (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	who is a Party; or

(viii)	with the consent of the Account Party;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and b(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Parent and the relevant Finance Party;

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information; and

(e)	the size and term of the Facilities and the name of each of the Obligors to any investor or a potential investor in a securitisation (or similar transaction of broadly equivalent economic effect) of that Lender’s rights or obligations under the Finance Documents.

41.3	Disclosure to Numbering Service Providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this agreement, the Facility and/or one or more Obligors the following information:

(i)	names of Group Obligors;

(ii)	country of domicile of Group Obligors;

(iii)	place of incorporation of Group Obligors;

(iv)	date of this agreement;

(v)	the names of the Facility Agent and the Arrangers;

(vi)	date of each amendment and restatement of this agreement;

(vii)	amount of Total Commitments;

(viii)	currency of the Facility;

(ix)	type of Facility;

(x)	ranking of Facility;

(xi)	Termination Date for Facility;

(xii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) (inclusive) above; and

(xiii)	such other information agreed between such Finance Party and the Parent,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this agreement, the Facility and/or one or more Group Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Account Party represents that none of the information set out in paragraphs (i) to (xiii) (inclusive) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Facility Agent shall notify the Parent and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Facility Agent in respect of this agreement, the Facility and/or one or more Group Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this agreement, the Facility and/or one or more Group Obligors by such numbering service provider.

41.4	Entire agreement

This clause 41 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

41.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

41.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Account Party:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to clause 41.2(b)(v) (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this clause 41 (Confidentiality).

41.7	Continuing obligations

The obligations in this clause 41 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve Months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

42.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

43.	GOVERNING LAW

This agreement and any non-contractual obligations arising out of or in connection with it are governed by the laws of England.

44.	ENFORCEMENT

44.1	Jurisdiction of English Courts

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this agreement (including a dispute relating to the existence, validity or termination of this agreement or any non-contractual obligation arising out of or in connection with this agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This clause 44 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

44.2	Service of Process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Guarantor (other than any Guarantor incorporated in England and Wales):

(i)	irrevocably appoints the Account Party as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document the Account Party by its execution of this agreement, accepts that appointment); and

(ii)	agrees that failure by an agent for service of process to notify the relevant Guarantor of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Account Party (on behalf of all the Obligors) must immediately (and in any event within five days of such event taking place) appoint another agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another agent for this purpose.

(c)	The Account Party expressly agrees and consents to the provisions of this clause 44 and clause 43 (Governing Law).

IN WITNESS whereof this agreement has been executed on the date first above written

SCHEDULE 1

The Original Parties

Part 1 - The Original Guarantors

Name of Original Guarantor	Jurisdiction of Incorporation	Registration number (or equivalent, if any)

The Hanover Insurance International Holdings Limited (previously known as 440 Tessera Limited)	England and Wales	07606589

Chaucer Corporate Capital (No. 2) Limited	England and Wales	03099078

Chaucer Corporate Capital (No. 3) Limited	England and Wales	05203226

Part 2 - The Original Lenders

Name of Original Lender	Commitment

Lloyds Bank plc	£58,000,000

Barclays Bank PLC	£36,000,000

The Royal Bank of Scotland plc	£36,000,000

£130,000,000

SCHEDULE 2

[Schedules 2 through 13 omitted]

SIGNATURES TO THE FACILITY AGREEMENT

THE ACCOUNT PARTY

CHAUCER HOLDINGS PLC

By:	K D Curtis

Address:	Plantation Place
30 Fenchurch Street
London
EC3M 3AD
Fax:	+44 (0)207 397 9710
Attention:	Company Secretary

ORIGINAL GUARANTORS

CHAUCER CORPORATE CAPITAL (NO. 2) LIMITED

By:	K D Curtis

Address:	Plantation Place
30 Fenchurch Street
London
EC3M 3AD
Fax:	+44 (0)207 397 9710
Attention:	Company Secretary

CHAUCER CORPORATE CAPITAL (NO. 3) LIMITED

By:	K D Curtis

Address:	Plantation Place
30 Fenchurch Street
London
EC3M 3AD
Fax:	+44 (0)207 397 9710
Attention:	Company Secretary

THE HANOVER INSURANCE INTERNATIONAL HOLDINGS LIMITED (PREVIOUSLY KNOWN AS 440 TESSERA LIMITED)

By:	K D Curtis

Address:	Plantation Place
30 Fenchurch Street
London
EC3M 3AD
Fax:	+44 (0)207 397 9710
Attention:	Company Secretary

THE ARRANGERS

BARCLAYS BANK PLC

By:	J V French

Address:	1 Churchill Place
London
E14 5HP
Fax:	+44 (0)207 116 6]919
Attention:	John French

LLOYDS TSB BANK PLC

By:	E Salter

Address:	25 Gresham Street
London
EC2V 7HN
Fax:	+44 (0)207 661 4790
Attention:	Mark Jackson

THE ROYAL BANK OF SCOTLAND PLC

By:	J Mehmood

Address:	3rd Floor
280 Bishopsgate
London
EC2M 4RB
Fax:	+44(0)20 7672 1067
Attention:	David Weaver

THE BOOKRUNNER

LLOYDS TSB BANK PLC

By:	E Salter

Address:	10 Gresham Street
London
EC2V 7AE

Fax number:	+44 (0)207 1583198
Attention:	Ian Baggott, Loan Markets

THE OVERDRAFT PROVIDER

LLOYDS TSB BANK PLC

By:	E Salter

Address:	25 Gresham Street
London
EC2V 7HN
Fax:	+44 (0)207 661 4790
Attention:	Mark Jackson

THE FACILITY AGENT

LLOYDS TSB BANK PLC

By:	E Salter

For Operational Duties (such as Utilisations, Interest Rate Fixing, Interest/fee calculations and payments):

Address:	Lloyds TSB Bank plc
CityMark
150 Fountainbridge
Edinburgh EH3 9PE
Fax number:	+44 (0)207 1583204
Attention:	Wholesale Loans Servicing Agency Operations

For Non Operational Matters (such as documentation; covenant compliance; amendments and waivers etc):

Address:	Lloyds TSB Bank plc
10 Gresham Street
London EC2V 7AE
Fax Number:	+44 (0)207 1583198
Attention:	Wholesale Loans Agency

THE SECURITY AGENT

LLOYDS TSB BANK PLC

By:	E Salter

Address:	Lloyds TSB Bank plc
10 Gresham Street
London EC2V 7AE
Fax Number:	+44 (0)207 1583198
Attention:	Wholesale Loans Agency

THE ORIGINAL LENDERS

BARCLAYS BANK PLC

By:	J V French

Address:	1 Churchill Place
London
E14 5HP
Fax:	+44 (0)207 116 6]919
Attention:	John French

LLOYDS TSB BANK PLC

By:	E Salter

Address:	25 Gresham Street
London
EC2V 7HN
Fax:	+44 (0)207 661 4790
Attention:	Mark Jackson

THE ROYAL BANK OF SCOTLAND PLC

By:	J Mehmood

Address:	3rd Floor
280 Bishopsgate
London
EC2M 4RB
Fax:	+44(0)20 7672 1067
Attention:	David Weaver

Signatories To The Amendment Agreement

THE ACCOUNT PARTY

CHAUCER HOLDINGS PLC

By:	/s/ J.G. Slabbert

Name:	J.G. Slabbert

Address:	Plantation Place
30 Fenchurch Street
London
EC3M 3AD
Fax:	+44 (0)207 397 9710
Attention:	Company Secretary

ORIGINAL GUARANTORS

CHAUCER CORPORATE CAPITAL (NO. 2) LIMITED

By:	/s/ S. Smith

Name:	S. Smith

Address:	Plantation Place
30 Fenchurch Street
London
EC3M 3AD
Fax:	+44 (0)207 397 9710
Attention:	Company Secretary

CHAUCER CORPORATE CAPITAL (NO. 3) LIMITED

By:	/s/ S. Smith

Name:	S. Smith

Address:	Plantation Place
30 Fenchurch Street
London
EC3M 3AD
Fax:	+44 (0)207 397 9710
Attention:	Company Secretary

THE HANOVER INSURANCE INTERNATIONAL HOLDINGS LIMITED (PREVIOUSLY KNOWN AS 440 TESSERA LIMITED)

By:	/s/ J.G. Slabbert

Name:	J.G. Slabbert

Address:	Plantation Place
30 Fenchurch Street
London
EC3M 3AD
Fax:	+44 (0)207 397 9710
Attention:	Company Secretary

THE ARRANGERS

BARCLAYS BANK PLC

By:	/s/ Dan Broome

Name:	Dan Broome

Address:	1 Churchill Place
London
E14 5HP
Fax:	+44 (0)207 116 6919
Attention:	John French

LLOYDS BANK PLC

By:	/s/ Jonathan Ferris

Name:	Jonathan Ferris

Address:	25 Gresham Street
London
EC2V 7HN
Fax:	+44 (0)207 661 4790
Attention:	Mark Jackson

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ David Weaver

Name:	David Weaver

Address:	3rd Floor
280 Bishopsgate
London
EC2M 4RB
Fax:	+44(0)20 7672 1067
Attention:	David Weaver

THE BOOKRUNNER

LLOYDS BANK PLC

By:	/s/ Jonathan Ferris

Name:	Jonathan Ferris

Address:	10 Gresham Street
London
EC2V 7AE

Fax:	+44 (0)207 1583198
Attention:	Ian Baggott, Loan Markets

THE OVERDRAFT PROVIDER

LLOYDS BANK PLC

By:	/s/ Jonathan Ferris

Name:	Jonathan Ferris

Address:	25 Gresham Street
London
EC2V 7HN
Fax:	+44 (0)207 661 4790
Attention:	Mark Jackson

THE FACILITY AGENT

LLOYDS BANK PLC

By:	/s/ Jonathan Ferris

Name:	Jonathan Ferris

For Operational Duties (such as Utilisations, Interest Rate Fixing, Interest/fee calculations and payments):

Address:	Lloyds Bank plc
CityMark
150 Fountainbridge
Edinburgh EH3 9PE
Fax:	+44 (0)207 1583204
Attention:	Libor Loans Operations

For Non Operational Matters (such as documentation; covenant compliance; amendments and waivers etc):

Address:	Lloyds Bank plc
10 Gresham Street
London EC2V 7AE
Fax:	+44 (0)207 1583198
Attention:	Loans Agency

THE SECURITY AGENT

LLOYDS BANK PLC

By:	/s/ Jonathan Ferris

Name:	Jonathan Ferris

Address:	Lloyds Bank plc
10 Gresham Street
London EC2V 7AE
Fax:	+44 (0)207 1583198
Attention:	Loans Agency

THE ORIGINAL LENDERS

BARCLAYS BANK PLC

By:	/s/ Dan Broome

Name:	Dan Broome

Address:	1 Churchill Place
London
E14 5HP
Fax:	+44 (0)207 116 6919
Attention:	John French

LLOYDS BANK PLC

By:	/s/ Jonathan Ferris

Name:	Jonathan Ferris

Address:	10 Gresham Street
London
EC2V 7AE
Fax:	+44 (0)207 158 3198
Attention:	Loans Agency

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ David Weaver

Name:	David Weaver

Address:	3rd Floor
280 Bishopsgate
London
EC2M 4RB
Fax:	+44(0)20 7672 1067
Attention:	David Weaver